Exhibit 4.1

Loan Number: [            ]

Execution Version

TERM LOAN AGREEMENT

Dated as of March 2, 2017

by and among

REGENCY CENTERS, L.P.,

                                                     as Borrower,

REGENCY CENTERS CORPORATION,

                                               as Parent,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 12.6.,

                                                   as Lenders,

WELLS FARGO SECURITIES, LLC,

PNC CAPITAL MARKETS LLC

and

U.S. BANK NATIONAL ASSOCIATION

                                                                              as Joint Lead Arrangers and

                                                               Joint Bookrunners,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

                                                                          as Administrative Agent,

each of

PNC BANK, NATIONAL ASSOCIATION,

and

U.S. BANK NATIONAL ASSOCIATION

                                                                        as a Syndication Agent,

TD BANK, NA,

                                                                          as Documentation Agent,

SCHEDULE I	Commitments
SCHEDULE 1.1.(B)	List of Loan Parties
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Properties; Liens
SCHEDULE 6.1.(g)	Indebtedness and Guaranties
SCHEDULE 6.1.(h)	Litigation

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Disbursement Instruction Agreement
EXHIBIT G	Form of Note
EXHIBIT H	Form of Compliance Certificate

THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of March 2, 2017 by and among REGENCY CENTERS, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), REGENCY CENTERS CORPORATION, a corporation formed under the laws of the State of Florida (the “Parent”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.6. (the “Lenders”), WELLS FARGO SECURITIES, LLC, PNC CAPITAL MARKETS LLC and U.S. BANK NATIONAL ASSOCIATION, as Joint Lead Arrangers and Joint Bookrunners (the “Lead Arrangers”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), each of PNC BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION, as a Syndication Agent (the “Syndication Agents”) and TD BANK, NA, as Documentation Agent (the “Documentation Agent”).

WHEREAS, the Parent and Equity One, Inc. (“Equity One”) have entered into an Agreement and Plan of Merger dated as of November 14, 2016 (the “Merger Agreement”), which provides for the merger of Equity One with and into the Parent (the “Merger”), with the Parent continuing as the surviving corporation;

WHEREAS, the Borrower has requested and the Lenders desire to make available to the Borrower term loans in an initial principal amount of up to $300,000,000 simultaneously with the consummation of the Merger to refinance indebtedness of Equity One owing under that certain Loan Agreement dated as of December 2, 2015, as amended (the “Equity One Term Loan Agreement”), by and among Equity One, the financial institutions party thereto as “Lenders” and PNC Bank, National Association as administrative agent, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.(b).

“Additional Term Loan” has the meaning giving that term in Section 2.13.

“Additional Term Loan Commitments” has the meaning given that term in Section 2.13.

“Additional Term Loan Lender” has the meaning giving that term in Section 2.13.

“Adjusted EBITDA” means, with respect to a Person for any given period, (a) EBITDA of such Person minus (b) Capital Reserves of all Properties of such Person. Notwithstanding anything to the contrary contained herein, for purposes of determining Adjusted EBITDA under this Agreement for any period that includes the fiscal quarter during which the Merger occurs, Adjusted EBITDA for such fiscal quarter shall be “Core EBITDA” as defined in the quarterly financial statements of the Parent and its Consolidated Subsidiaries filed with the Securities and Exchange Commission for such fiscal quarter.

“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 4.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Parent or the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning given that term in Section 6.1.(w).

“Applicable Law” means all applicable provisions of international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Applicable Margin” means the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. As of the Effective Date, the Applicable Margin will be determined based on Level 2. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4.(m) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the Level corresponding to the higher of such two Credit Ratings. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period that the Borrower has not received a Credit Rating from either Rating Agency, the Applicable Margin shall be determined based on Level 5.

Level	Borrower’s Credit Rating (S&P/Moody’s)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A-/A3 (or equivalent) or better	0.900%	0.000%
2	BBB+/Baa1 (or equivalent)	0.950%	0.000%
3	BBB/Baa2 (or equivalent)	1.100%	0.100%
4	BBB-/Baa3 (or equivalent)	1.350%	0.350%
5	Lower than BBB-/Baa3 (or equivalent) or unrated	1.750%	0.750%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the greater of (a) the Federal Funds Rate plus one and one-half of one percent (1.50%) and (b) zero.

“Base Rate Loan” means a Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in San Francisco, California are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Reserves” mean, for any period and with respect to a Property, an amount equal to (i) the aggregate square footage of all completed space of such Property times (ii) $0.15 per annum (pro rated for any partial period); provided, however, that no capital reserves shall be required with respect to any portion of such Property which is leased under a ground lease to a third party that owns the improvements on such ground leased portion of the Property. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Borrower and its Subsidiaries and the applicable Ownership Share of all Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means 6.25%.

“Capitalized Third Party Net Income” means, with respect to a Person at a given time, (a) Third Party Net Income for the four fiscal quarters of such Person most recently ended divided by (b) the Capitalization Rate.

“Capitalized Lease Obligations” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP. Subject to Section 1.2., the amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Commitment” means, as to each Lender, such Lender’s obligation to make a Term Loan on the Effective Date pursuant to Section 2.1., in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Loan Commitment”.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Consolidated Subsidiary” means, with respect to a Person at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Construction Budget” means, with respect to a Development Property, and at any time, (a) the total budgeted costs to complete the development of such Development Property, including without limitation, all amounts budgeted with respect to all of the following: (i) acquisition of land and any related improvements; (ii) a reasonable and appropriate reserve for construction interest; (iii) a reasonable and appropriate operating deficit reserve; (iv) tenant improvements; (v) leasing costs, including, without limitation, commissions, (vi) infrastructure costs and (vii) other hard and soft costs associated with the development of such Development Property minus (b) contributions to, or reimbursement of, any of the foregoing costs by a third party.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Contribution” means the contribution of the Subsidiaries of Equity One from the Parent to the Borrower substantially simultaneously with the Merger.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Credit Event” means any of the following: (a) the making of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan and (c) the Continuation of a LIBOR Loan.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions. For the avoidance of doubt, a forward equity sale with settlement to occur at a predetermined date and price shall not be deemed to constitute a Derivatives Contract for purposes hereof.

“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement, other than a Security Document, pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of 80.0% or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. The term “Development Property” shall, without limitation, (a) include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and

(ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Borrower, any Subsidiary or any Unconsolidated Affiliate but (b) exclude any Property undergoing ordinary course capital improvements or renovations. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least 12 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 80.0%.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit F to be executed and delivered by the Borrower, as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of: (a) net income (or loss) of such Person for such period determined on a consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (or loss) for such period): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or non-recurring gains, losses and reserves; (v) gains and losses associated with the sale of Properties; plus (b) such Person’s Ownership Share of EBITDA (as determined in a manner consistent with the foregoing clause (a)) of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove all impact of straight lining of rents required under GAAP and amortization of intangibles pursuant to FASB ASC 805.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent, any of the Parent’s Affiliates or Subsidiaries or any Defaulting Lender.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is fully developed as a retail Property and uses incidental thereto; (b) the Property is 100% owned, or leased under a Ground Lease, by the Borrower, a Wholly Owned Subsidiary of the Borrower and/or a Qualified Venture, or is owned under a nominee arrangement by the Borrower, a Wholly Owned

Subsidiary of the Borrower, a Qualified Venture or a trust controlled by the Borrower, a Wholly Owned Subsidiary of the Borrower or a Qualified Venture (so long as the sole beneficiary of such trust is the Borrower, a Wholly Owned Subsidiary of the Borrower or a Qualified Venture); (c) neither such Property, nor any interest of the Borrower, any Subsidiary or Qualified Venture therein, is subject to any Lien (other than certain Permitted Liens) or a Negative Pledge; (d) if such Property is owned or leased by a Subsidiary or a Qualified Venture (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary or Qualified Venture is subject to any Lien (other than certain Permitted Liens) or to a Negative Pledge; and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable; and (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person (whether or not certificated), any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“Equity One Term Loan Agreement” shall have the meaning given that term in the recitals hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;

(c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, the Borrower, any other Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent, the Borrower or any other Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary (a) holding title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary and (b) which is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 by and among the Borrower, the financial institutions party thereto, Wells Fargo, as administrative agent, and the other parties thereto.

“Existing Term Loan Agreement” means that certain Term Loan Agreement dated as of November 17, 2011 by and among the Borrower, the financial institutions party thereto, Wells Fargo, as administrative agent, and the other parties thereto.

“Fair Market Value” means (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $1,000,000, such determination may be made by the chief financial officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of January 24, 2017, by and among the Borrower, Wells Fargo, Wells Fargo Securities, LLC, PNC Bank, National Association, PNC Capital Markets LLC and U.S. Bank National Association in respect of this Agreement.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

“Fixed Charges” means, for any period with respect to the Parent and its Consolidated Subsidiaries determined on a consolidated basis, the sum of (a) Interest Expense, (b) the aggregate of all regularly scheduled principal payments made with respect to Indebtedness of the Parent and its Consolidated Subsidiaries (including the Ownership Share of such payments made by an Unconsolidated Affiliate of the Parent) during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid by the Parent and its Consolidated Subsidiaries (including the Ownership Share of such dividends paid or accrued by any Unconsolidated Affiliate of the Parent) during such period (other than Preferred Dividends received and retained by the Parent, the Borrower or any of their respective Subsidiaries). Notwithstanding anything to the contrary contained herein, for purposes of determining Fixed Charges under this Agreement for any period that includes the fiscal quarter during which the Merger occurs, Fixed Charges for such fiscal quarter shall be the amount calculated as the denominator in the definition of “Fixed Charge Coverage Ratio” as defined in the quarterly financial statements of the Parent and its Consolidated Subsidiaries filed with the Securities and Exchange Commission for such fiscal quarter.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Lender” shall have the meaning given such term in Section 2.3(b).

“Funds From Operations” means, net income attributable to common stockholders (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. Funds From Operations shall include the results of discontinued operations, non-recurring amounts (loss impairments, for example), except for those classified as extraordinary under GAAP, and may include certain gains and losses from the sale of undepreciated property. Funds From Operations shall also include gains from the sale of land or Development Properties. To the extent that development sales to co-investment partnerships are impacted by the “Restricted Gain Method”, Funds From Operations shall include the additional gain deferral except for that amount of the ownership it has retained in the development sold. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (taking into account any unexercised extensions which at the time of the determination are exercisable by the lessee without the consent of the lessor) of 30 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1. or 7.13. and substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person (including ground leases to the extent required under GAAP to be reported as a liability); (d) all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, voluntary bankruptcy, collusive involuntary bankruptcy, environmental indemnities and other similar exceptions to nonrecourse liability); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans shall constitute Indebtedness of the Borrower.

“Intellectual Property” has the meaning given that term in Section 6.1.(r).

“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Parent and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Parent’s Ownership Share of total interest expense of Unconsolidated Affiliates for such period, including capitalized interest not funded under a construction loan interest reserve account.

“Interest Period” means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan, the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for any Loan would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB- (or equivalent) or higher from S&P and Baa3 (or equivalent) or higher from Moody’s.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided that, from and after the date any Additional Term Lender acquires an Additional Term Loan Commitment, the term “Lender” shall include such Additional Term Loan Lender; provided further, that, except as otherwise expressly provided herein, the term “Lender” shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate or reserves becomes effective. If LIBOR determined as provided above would be less than zero, LIBOR shall be deemed to be zero.

“LIBOR Loan” means a Loan (or any portion thereof) bearing interest at a rate based on LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1. and/or Section 2.13., and shall include the Term Loan and any Additional Term Loans.

“Loan Document” means this Agreement, each Note, the Guaranty, the Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations. Schedule 1.1.(B) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

“Material Acquisition” means, with respect to any fiscal quarter, one or more related acquisitions (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by the Parent, the Borrower or any Subsidiary in which the purchase price of the assets acquired exceed 10.0% of the consolidated total assets of the Parent, the Borrower and its other Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Parent for which financial statements are publicly available.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, or operations of the Borrower and its Subsidiaries (after giving effect to the Transactions) taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents, the Fee Letter and Specified Derivatives Contracts), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness (other than the Loans) having an aggregate outstanding principal amount, individually or in the aggregate with all other Indebtedness for which there has been a failure to pay when due and payable, an acceleration of the maturity, or an event that would permit any holder or holders of such Indebtedness to accelerate the maturity of such Indebtedness, of $50,000,000 or more (or $25,000,000 or more, in the case of the Derivatives Termination Value (without regard to the effect of any close-out netting provision) of Derivatives Contracts, or $100,000,000 or more in the case of Nonrecourse Indebtedness).

“Material Subsidiary” means any Subsidiary to which more than 5.0% of Total Asset Value is attributable on an individual basis.

“Maturity Date” means December 2, 2020.

“Merger” shall have the meaning given that term in the recitals hereto.

“Merger Agreement” shall have the meaning given that term in the recitals hereto.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Parent, the Borrower or any other Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, legal and administrative expenses minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to 3.0% of the gross revenues for such Property for such period.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Guarantor” means any RD Entity that is not a Guarantor.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability in a form reasonably acceptable to the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness for borrowed money of such Person.

“Note” has the meaning given that term in Section 2.11.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.2 evidencing the Borrower’s request for a borrowing of a Loan.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Parent, the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the number of square feet of such Property actually occupied by tenants that are not affiliated with the Parent, the Borrower or any Subsidiary and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases to (b) the aggregate number of square feet of such Property.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greatest of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate, (b) subject to compliance with Section 8.4.(l), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate, and (c) the portion (calculated as a percentage) of the total Indebtedness of such Subsidiary or Unconsolidated Affiliate Guaranteed by such Person, or which is recourse to such Person. If the Parent, the Borrower or any their Subsidiaries are acting as a general partner of any partnership, the Ownership Share of the Parent, the Borrower or any such Subsidiary of such partnership shall be equal to one-hundred percent (100.0%).

“Overadvance Lender” shall have the meaning given such term in Section 2.3(b).

“Participant” has the meaning given that term in Section 12.6.(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or materially impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders and each Specified Derivatives Provider; and (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan, the rate otherwise applicable plus an additional four percent (4.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus four percent (4.0%).

“Preferred Dividends” means, as to any Person, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by such Person. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to such Person; or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means the office of the Administrative Agent located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, the ratio, expressed as a percentage, as of any date of (a) the outstanding principal balance of such Lender’s Loans as of such date to (b) the outstanding principal balance of all Loans as of such date.

“Property” means any parcel (or group of related parcels) of real property that is owned or leased under a Ground Lease by the Borrower, any Subsidiary or any Unconsolidated Affiliate of the Borrower and located in a state of the United States of America or in the District of Columbia.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Qualified Venture” means any Subsidiary of the Borrower (other than an Excluded Subsidiary) which satisfies all of the following requirements: (a) such Subsidiary is a limited liability company or limited partnership, (b) such Subsidiary is a Consolidated Subsidiary of the Borrower, (c) such Subsidiary was formed for the purpose of developing a Development Property, (d) the Borrower or a wholly owned Subsidiary of the Borrower is the managing member or the general partner of such Subsidiary with authority to manage and control the day to day business and affairs of the Subsidiary, and with the right without the need to obtain the consent of any other Person, including any minority member or partner of such Subsidiary, to create a Lien on such Subsidiary’s Property as security for Indebtedness of such Subsidiary and to sell, transfer or otherwise dispose of such Property, (e) such Subsidiary has a minority member or partner which has agreed to assist in the development of the Property owned by such Subsidiary in the manner described in the organizational documents of such Subsidiary and which is entitled to participate in distributions by such Subsidiary of cash flow and/or sale or refinancing proceeds, subject to an agreed upon preferred return on capital contributed to such Subsidiary, and (f) the amount reasonably estimated by the Borrower to be payable to such minority member or partner on account of such participation (i) is included as Unsecured Indebtedness.

“Rating Agency” means S&P or Moody’s.

“RD Entity” means any Person (other than the Borrower) in which the Parent or the Borrower directly or indirectly owns an Equity Interest and who (i) owns an Eligible Property and (ii) has incurred, acquired or suffered to exist any Indebtedness other than Nonrecourse Indebtedness.

“Recurring Funds From Operations” means Funds From Operations excluding the impact of gains from the sale of Development Properties and outparcels, net of related taxes and expenses associated with transactions that are not consummated, provisions for impairment, gains and losses from the early extinguishment of Indebtedness and Preferred Equity Interests, restructuring charges, non-recurring transaction fees and promotes, and other one-time, non-recurring charges.

“Refinancing” means the repayment in full of all outstanding Indebtedness of Equity One and its Subsidiaries under the Equity One Term Loan Agreement.

“Register” has the meaning given that term in Section 12.6.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, Lenders holding at least 51.0% of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, each of the chief executive officer, the chief financial officer, the senior vice president–finance, and any treasurer of the Parent, the Borrower or such Subsidiary.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing now or hereafter outstanding, except a dividend payable solely in

Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing now or hereafter outstanding, except in the case of the Parent, for the conversion or exchange of partnership units in the Borrower solely for shares of Equity Interests in the Parent; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing now or hereafter outstanding.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government of a Sanctioned County or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Parent, shall include (without duplication) the Parent’s Ownership Share of the Secured Indebtedness of any of its Unconsolidated Affiliates. Indebtedness of a Subsidiary which is secured solely by a pledge of Equity Interests of such Subsidiary and which also is recourse to the Borrower or a Guarantor shall not be treated as Secured Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more Single Asset Entities that directly or indirectly own such single Property and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entity, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any Subsidiary of the Borrower and any Specified Derivatives Provider.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.

“Specified Merger Agreement Representations” shall mean the representations and warranties contained in the Merger Agreement, but only to the extent that the Parent or its Affiliates have the right to terminate its or its Affiliates obligations under the Merger Agreement (or the right to decline to consummate the Merger pursuant to the Merger Agreement) as a result of a failure of such representations and warranties to be true and correct.

“Specified Representations” shall mean the representations made by or with respect to the Parent, the Borrower, any Loan Party or any other Subsidiary set forth in Section 6.1.(a), Section 6.1.(c), Sections 6.1.(d)(i) and 6.1.(d)(ii), Section 6.1.(e), Section 6.1.(h), Section 6.1.(k) (with respect to the first sentence of such section, solely as to the Parent and its Subsidiaries immediately prior to the effectiveness of the Merger), Section 6.1.(m) (including immediately after giving effect to Transactions on the Effective Date), Section 6.1.(o), Section 6.1.(p), Section 6.1.(w), Section 6.1.(x) and Section 6.1.(y).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of (a) thirty-five percent (35.0%) of total consolidated assets of the Parent and its Subsidiaries determined on a consolidated basis at such time plus (b) consolidated accumulated depreciation of the Parent and its Subsidiaries determined on a consolidated basis at such time.

“Taxes” has the meaning given that term in Section 3.10.

“Tenant Lease” means any lease entered into by the Borrower, any Loan Party or any Subsidiary with respect to any portion of a Property.

“Term Loan” means the Loans made by the Lenders to the Borrower pursuant to Section 2.1. on the Effective Date.

“Third Party Net Income” means, with respect to a Person and for a given period (a) net income from fees, commissions and other compensation derived from (without duplication) (i) managing and/or leasing properties owned by third parties; (ii) developing properties for third parties; (iii) arranging for property acquisitions by third parties; (iv) arranging financing for third parties and (v) consulting and business services performed for third parties; minus (b) taxes paid or accrued in accordance with GAAP during such period by any “taxable REIT subsidiary” (as defined in Sec. 856(l) of the Internal Revenue Code) of such Person or any of its Subsidiaries. For purposes of this definition, the term “third parties” shall include Unconsolidated Affiliates of a Person.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash, Cash Equivalents, plus (b), the quotient of (i) EBITDA for the four fiscal quarters of the Parent most recently ended, divided by (ii) the Capitalization Rate, plus (c) except as set forth below, the GAAP book value of Properties acquired during the period of four fiscal quarters most recently ended as of the date of calculation, plus (d) the GAAP book value of all Development Properties, plus (e) the GAAP book value of Unimproved Land plus (f) the GAAP book value of all Mortgage Receivables and other promissory notes and plus (g) Capitalized Third Party Net Income; provided, however that to the extent that the Total Asset Value attributable to Capitalized Third Party Net Income would exceed 5.0% of Total Asset Value, such excess shall be excluded. The Parent’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for assets of the Parent and its Consolidated Subsidiaries. For purposes of determining Total Asset Value, (A) EBITDA from any Property disposed of during the period of four fiscal quarters of the Parent most recently ended as of the date of calculation shall be excluded and (B) with respect to any Property acquired during the period of four fiscal quarters of the Parent most recently ended as of the date of calculation, the Borrower may at any time during such period irrevocably elect to include such Property in Total Asset Value based on EBITDA divided by the Capitalization Rate pursuant to clause (b) above in lieu of GAAP book value pursuant to clause (c) above. For purposes of determining Total Asset Value, the calculation of EBITDA shall exclude Third Party Net Income. To the extent the amount of Total Asset Value attributable to (x) Unimproved Land, Equity Interest in Person other than Consolidated Subsidiaries and Mortgage Receivables, in the aggregate, would exceed 20.0% of Total Asset Value, such excess shall be excluded and (y) Development Properties would exceed 15.0% of Total Asset Value, such excess shall be excluded.

“Total Leverage Ratio Increase Period” shall have the meaning given that term in Section 9.1.(b).

“Trading with the Enemy Act” has the meaning given to that term in Section 6.1.(w).

“Transactions” means, collectively (a) the Merger, (b) the Contribution, (c) the initial borrowings under this Agreement on the Effective Date, (d) the Refinancing and (e) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Type” with respect to any Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” means (a) except as set forth below, the Unencumbered NOI (excluding Net Operating Income attributable to Development Properties and those Properties acquired during the period of four fiscal quarters most recently ended) for the period of four fiscal quarters of the Parent most recently ended divided by the Capitalization Rate, plus (b) except as set forth below, the GAAP book value of all Eligible Properties (other than Development Properties) acquired during the period of four quarters most recently ended, plus (c) the GAAP book value of all Development Properties which are Eligible Properties. For purposes of determining Unencumbered Asset Value, with respect to an Eligible Property acquired during the period of four quarters most recently ended as of the date of calculation, the Borrower may at any time during such period irrevocably elect to include such Eligible Property in Unencumbered Asset Value based on Unencumbered NOI attributable to such Property pursuant to clause (a) above in lieu of the GAAP book value of such Property pursuant to clause (b) above. For purposes of this definition, to the extent that Unencumbered Asset Value attributable to (x) Properties subject to a Ground Lease in which the Parent, the Borrower or any of their respective Subsidiaries is the ground lessee would exceed 10.0% of Unencumbered Asset Value, (y) GAAP book value of all Development Properties would exceed 15.0% of Unencumbered Asset Value and (z) Properties owned or leased by Qualified Ventures would exceed 10.0% of Unencumbered Asset Value, then in the case of each of the foregoing clauses (x) through (z), such excess shall be excluded.

“Unencumbered NOI” means, for any period, Net Operating Income from all Eligible Properties.

“Unimproved Land” means land on which no development (other than improvements that are not material and/or are temporary in nature) has occurred and for which no development is scheduled in the following 12 months.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unrestricted Cash” means, as of any date of determination, cash and Cash Equivalents held by the Borrower and its Subsidiaries other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien (other than Liens of a depository institution or securities intermediary arising by virtue of any statutory or common law provisions, rights of set-off or similar rights or remedies as to deposit accounts or securities accounts or other funds maintained with such depository institution or securities intermediary (other than any of the foregoing intended as cash collateral)) or a Negative Pledge or the disposition of which is restricted in any way that would prohibit the use thereof for the payment of Indebtedness.

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness. Indebtedness of a Subsidiary which is secured solely by a pledge of Equity Interests of such Subsidiary and which also is recourse to the Borrower or a Guarantor shall be treated as Unsecured Indebtedness.

“Unsecured Interest Expense” means, with respect to the Parent and its Consolidated Subsidiaries determined on a consolidated basis for a given period, all Interest Expense attributable to Unsecured Indebtedness of the Parent and its Consolidated Subsidiaries for such period.

“Unsecured Leverage Ratio Increase Period” shall have the meaning given that term in Section 9.1.(c).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, (x) the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities, in which case, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount, and (y) for purposes of calculating the covenants under this Agreement or any other Loan Document, any obligations of a Person under a lease (whether existing on the Agreement Date or entered into thereafter) that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person prepared in accordance with GAAP as in effect on the Agreement Date shall not be treated as a capitalized lease pursuant to this Agreement or the other Loan Documents solely as a result of (1) the adoption of changes in GAAP after the Agreement Date (including, for the avoidance of doubt, any changes in GAAP as set forth in the FASB exposure draft issued on August 17, 2010 (as the same may be amended from time to time)) or (2) changes in the application of GAAP after the Agreement Date (including the avoidance of doubt, any changes as set forth in the FASB exposure draft issued on August 17, 2010 (as the same may be amended from time to time)); provided, however, that upon the request of the Administrative Agent or any Lender the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to any such adoption of changes in, or the application of, GAAP. References in this Agreement to

“Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time.

Section 1.3. Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining the Applicable Margin and compliance by the Parent or the Borrower with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Consolidated Subsidiary shall be included and (b) the Parent’s Ownership Share of the Borrower shall be deemed to be 100.0%.

ARTICLE II. CREDIT FACILITY

Section 2.1. Term Loans.

Subject to the terms and conditions set forth in this Agreement, on the Effective Date, each Lender severally and not jointly agrees to make a Term Loan to the Borrower in the principal amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount”. Upon the funding by each Lender of its Term Loan on the Effective Date, the Commitment of such Lender shall terminate whether or not the full amount of the Commitments are funded on such date.

Section 2.2. Requests for Term Loans.

The Borrower shall give the Administrative Agent a Notice of Borrowing requesting that the Lenders make Term Loans on the Effective Date. Such Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Upon receipt of written notification from the Borrower of the requested funding date for the Term Loans described in such Notice of Borrowing, the Administrative Agent shall promptly notify each Lender.

Section 2.3. Funding of Term Loans.

(a) Term Loan Funding. Each Lender shall deposit an amount equal to the Term Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds, not later than 12:00 noon Eastern time on the Effective Date. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified by the Borrower in the Disbursement Instruction Agreement, not later than 3:00 p.m. Eastern time on the Effective Date the proceeds of such amounts received by the Administrative Agent. The Borrower may not reborrow any portion of the Term Loans once repaid.

(b) Assumptions Regarding Funding by Lenders. Unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Loan with interest thereon, for each day from and including the date such Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Federal Funds Rate and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Loan, the amount so paid shall constitute such Lender’s Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Loan to be made by such Lender.

Section 2.4. Intentionally Omitted.

Section 2.5. Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

(ii) during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Note held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.6. Number of Interest Periods.

There may be no more than 4 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.7. Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Maturity Date. Once repaid, whether pursuant to this Section, Section 2.8., or otherwise, the principal amount of such Loan may not be reborrowed.

Section 2.8. Prepayments.

Subject to Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof, or the outstanding principal balance of such Loan, if less.

Section 2.9. Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 12:00 noon Eastern time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10. Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 12:00 noon Eastern time 3 Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11. Notes.

(a) Notes. Except in the case of a Lender that has requested not to receive a promissory note, the Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note substantially in the form of Exhibit G (a “Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of the Loans made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that the Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12. Intentionally Omitted.

Section 2.13. Additional Term Loans.

The Borrower shall have the right at any time and from time to time during the period beginning on the Effective Date to but excluding the Maturity Date to request the establishment of one or more term loan commitments (the “Additional Term Loan Commitments”) by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that the aggregate amount of all Additional Term Loan Commitments shall not exceed $200,000,000. Each requested Additional Term Loan Commitment must be in an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of any such Additional Term Loan Commitments and the allocations thereof, including decisions as to the selection of the Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such Additional Term Loan Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No existing Lender shall be obligated in any way whatsoever to provide an Additional Term Loan Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. Effecting an Additional Term Loan Commitment under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such Additional Term

Loan Commitment, (y) the representations and warranties made or deemed made by the Parent, the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct on the effective date of such Additional Term Loan Commitment except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such Additional Term Loan Commitment and the borrowing of loans thereunder and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such Additional Term Loan Commitments; (ii) if requested by the Administrative Agent, an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) new Notes executed by the Borrower, payable to any new or existing Lenders providing an Additional Term Loan Commitment executed by the Borrower, payable to such Additional Term Lender. In connection with providing any Additional Term Loan Commitment, any new Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request. On the effective date of any Additional Term Loan Commitment, subject to the satisfaction of the terms and conditions herein, (x) each Lender providing an Additional Term Loan Commitment (each, an “Additional Term Loan Lender”) shall make a loan to the Borrower (an “Additional Term Loan”) in an amount equal to its Additional Term Loan Commitment, (y) each Additional Term Loan Lender shall become a Lender hereunder with respect to the Additional Term Loan Commitment and (z) each Additional Term Loan shall become a Loan hereunder.

Section 2.14. Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agree to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) the making of any Additional Term Loans under Section 2.1. shall be made by the Additional Term Loan Lenders, pro rata according to the amount of their respective Additional Term Loan Commitments; (b) each payment or prepayment of principal of the Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (c) each payment of interest on the Loans shall be made for the account of the Lenders, as applicable, pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Sections 4.1.(c) and 4.5.) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.5., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.

(a) Closing Fee. On the Effective Date (or such other date as may be specified therefor), the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent, including such fees payable pursuant to the Fee Letter.

(b) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8. Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9. Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders. The rights and remedies of the Borrower, the Administrative Agent and the other Lenders against a Defaulting Lender under this Section are in addition to any other rights and remedies such parties may have against such Defaulting Lender under this Agreement, any of the Loan Documents, Applicable Law or otherwise.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitment. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) [Intentionally Omitted].

(d) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the initial amount of their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3.10. Taxes; Foreign Lenders.

(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, and (v) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012 (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii) pay to the Administrative Agent for its account or the account of the applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the respective Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code. Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent. The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes or the Administrative Agent, if it is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes, if such Lender, such Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

(d) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section 3.10.), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.10. with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection (d) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1. Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued or taking effect after the Agreement Date (including any Regulatory Change and, for the avoidance of doubt, giving effect to the last sentence of the definition thereof) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, but without duplication, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(d) Notification and Determination of Additional Costs. Each of the Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent). The Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error, provided that such determinations are made on a reasonable basis and in good faith. Notwithstanding anything to the contrary contained in the preceding subsections of this Section 4.1., the Borrower shall not be required to compensate any Lender for any such increased costs or reduced return incurred by such Lender more than one-hundred-eighty (180) days prior to such Lender’s written request to the Borrower for such compensation (except that if the event giving rise to the increased costs or reduced return is retroactive, then the one-hundred-eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR; or

(b) the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, (i) the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, (a) if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended, until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, (i) in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 4.5. Treatment of Affected Loans.

(a) If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender may specify to the

Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:

(i) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1.(c) or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with the unpaid principal amount of the Loans made by each Lender.

Section 4.6. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (c) any Lender has become a Defaulting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment and/or Loan, as the case may be, to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1. or 4.4.) with respect to any period up to the date of replacement.

Section 4.7. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1. Initial Conditions Precedent.

The obligation of the Lenders to make the Term Loans on the Effective Date is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i) counterparts of the Loan Documents and each other instrument, agreement, notice, certificate and document, including all exhibits and schedules thereto, reasonably requested by the Administrative Agent, each executed by the Borrower, the Parent, the Guarantors, the Administrative Agent and the Lenders, as applicable;

(ii) a copy of the Merger Agreement including all exhibits and schedules thereto and all other material agreements entered into in connection with the Merger and all exhibits, schedules and disclosure letters thereto, certified by the Borrower as true, correct and complete as of the Effective Date;

(iii) an opinion of Foley & Lardner LLP, counsel to the Parent and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering the matters as the Administrative Agent may reasonably request;

(iv) (A) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party (other than the Parent) certified as of a recent date by the Secretary of State of the state of formation of such Loan Party and (B) the articles of incorporation of the Parent, after giving effect to the Merger, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Parent;

(v) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vi) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(vii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(viii) a Compliance Certificate calculated on a pro forma, projected combined basis for the Borrower’s and Equity One’s fiscal quarter ending March 31, 2017;

(ix) a Disbursement Instruction Agreement effective as of the Effective Date;

(x) evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Lead Arrangers, the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and

(xi) evidence that the Indebtedness outstanding under the Equity One Term Loan Agreement shall be refinanced, repaid, discharged or otherwise paid in full on the Effective Date; and

(b) In the good faith judgment of the Administrative Agent:

(i) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent, the Borrower, Equity One and their respective Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Effective Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Merger Agreement or the Loan Documents to which it is a party;

(iii) the Parent, Equity One and their respective Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the Transactions without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain, enjoin or impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Parent, Equity One, the Borrower or any other Loan Party to fulfill its obligations under the Merger Agreement or the Loan Documents to which it is a party;

(iv) no Default or Event of Default shall exist as of or immediately following the Effective Date or would existing immediately after giving effect to the Transactions;

(v) the Specified Representations and Specified Merger Agreement Representations shall be true and correct in all respects; and

(vi) the Parent, the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and

(c) (A) Prior to, or substantially simultaneously with the occurrence of the Effective Date, the Merger shall be consummated in all material respects in accordance with the terms of the Merger Agreement (without giving effect to any amendments or waivers thereto that are materially adverse to the Lenders without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, conditioned or delayed); provided that any change to the definition of “Eagle Material Adverse Effect” or “Raven Material Adverse Effect” contained in the Merger Agreement shall be deemed materially adverse to the Lenders and shall require the consent of the Lead Arrangers and (B) the Lead Arrangers shall have received documentation evidencing the Contribution, which shall be in form and substance reasonably satisfactory to the Lead Arrangers (the “Contribution Documentation”) and the Contribution shall be effected substantially simultaneously with the Merger in all respects in accordance with the Contribution Documentation.

(d) (A) Since December 31, 2015, there shall not have occurred any material adverse condition or material adverse change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to result in a material adverse change in, or could reasonably be expected to have a Material Adverse Effect on, the business, assets, liabilities, financial condition or results of operations of the Parent, the Borrower, Equity One and their respective subsidiaries, taken as a whole and (B) since the date of the Merger Agreement, no “Eagle Material Adverse Effect” or “Raven Material Adverse Effect” (as each such term is defined in the Merger Agreement) shall have occurred.

Unless set forth in writing to the contrary, the making of the Term Loan by each Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for the Term Loan set forth in Section 5.1. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied as of the Effective Date.

Section 5.2. Future Credit Events.

Each Credit Event (other than the Term Loan on the Effective Date) shall constitute a certification by the Borrower (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event) to the effect that: (a) no Default or Event of Default shall exist as of the date of such Credit Event or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder.

Section 5.3. Post-Closing Deliveries.

(A) On or before three (3) Business Days after the Effective Date, the Borrower shall deliver to the Administrative Agent the articles of incorporation of the Parent, after giving effect to the Merger, certified as of a recent date by the Florida Secretary of State and (B) on or before five (5) Business Days after the Effective Date, or such longer period of time as may be extended by the Administrative Agent in its sole discretion, the Borrower shall deliver to the Administrative Agent any document or item effecting, or related to, the conversion of a Guarantor (other than the Parent) from a corporation to a limited liability company not delivered on the Effective Date pursuant to Section 5.1.(iv), (v), (vi) or (vii) and legal opinions in respect thereof addressed to the Administrative Agent and the Lenders as the Administrative Agent may reasonably request.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make the Loans, each of the Parent and the Borrower represents and warrants to the Administrative Agent and each Lender, after giving effect to the Transactions, as follows:

(a) Organization; Power; Qualification. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent, setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule (A), each of the Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens of the type described in clause (e) of the definition of the term “Permitted Liens”), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (1) the organizational documents of any Loan Party, or (2) any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, the violation of which indenture, agreement or other instrument could reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.

(e) Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f) Properties; Liens. Schedule 6.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is a Development Property and, if such Property is a Development Property, the status of completion of such Property. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing has good, marketable and legal title to, or a valid leasehold interest in, its respective real estate assets and good title to its other assets. Each Property included in the calculations of Unencumbered Asset Value and Unencumbered NOI satisfies all requirements under the Loan Documents for being an Eligible Property.

(g) Existing Indebtedness. Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness, except for such non-compliance, default and/or event of default as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Litigation. Except as set forth on Schedule 6.1.(h), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor, to the knowledge of any Loan Party, is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Loan Party or any other Subsidiary.

(i) Taxes. All federal, state and other tax returns of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of any of the foregoing is under audit. All charges, accruals and reserves on the books of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing in respect of any taxes or other governmental charges are in accordance with GAAP.

(j) Financial Statements. The Parent has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its Consolidated Subsidiaries (excluding Equity One and its Subsidiaries immediately prior to the Merger) for the fiscal years ended December 31, 2015 and December 31, 2016, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of KPMG LLP, whose report shall be unqualified and in scope and substance satisfactory to the Administrative Agent, (ii) the audited consolidated balance sheet of Equity One and its Consolidated Subsidiaries for the fiscal years ended December 31, 2015 and December 31, 2016, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP, whose report shall be unqualified and in scope and substance satisfactory to the Administrative Agent, (iii) the summary unaudited pro forma condensed combined financial information of the Parent and Equity One as of September 30, 2016, as set forth in the Form S-4 Registration Statement filed by the Parent on December 22, 2016 and (iv) the unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries (excluding Equity One and its Subsidiaries immediately prior to the Merger) and of Equity One and its Consolidated Subsidiaries for the fiscal quarter ended September 30, 2016, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow of the Parent and its Consolidated Subsidiaries for the two fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its Consolidated Subsidiaries or Equity One and its Consolidated Subsidiaries, as the case may be, as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to lack of footnote disclosure and changes resulting from normal year-end audit adjustments). Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required in accordance with GAAP to be set forth in its financial statements or notes thereto, which are not referred to or reflected or provided for in said financial statements.

(k) No Material Adverse Change. Since December 31, 2015, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing is Solvent.

(l) ERISA.

(i) Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Parent and the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. As of the most recent valuation date, the “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Parent or the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(m) Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Environmental Laws. Each of the Parent, the Borrower, other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii), the failure to obtain or to comply could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, neither the Parent nor the Borrower is aware of, nor has any Loan Party or any Subsidiary received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which, with respect to any Loan Party or any of the respective Subsidiaries of any Loan Party, could reasonably be expected to unreasonably interfere with or prevent compliance or continued compliance with Environmental Laws, or could reasonably be expected to give rise to any common-law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, or any Hazardous Material. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending, or, to the Parent’s or the Borrower’s knowledge, threatened, against any Loan Party or any respective Subsidiary of any Loan Party relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Parent’s and/or the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(o) Investment Company. None of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(p) Margin Stock. None of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(q) Affiliate Transactions. None of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing is a party to or bound by any agreement or arrangement with any Affiliate except as permitted by Section 9.8.

(r) Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of any of the foregoing, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing that could reasonably be expected to have a Material Adverse Effect.

(s) Business. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing are engaged in the business of owning, managing and developing community and neighborhood shopping centers, together with other business activities incidental thereto.

(t) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing ancillary to the transactions contemplated hereby.

(u) Accuracy and Completeness of Information. None of the written information, reports and other papers and data (excluding financial projections and other forward looking statements), taken as a whole as of the delivery date thereof, furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing, in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Parent, the Borrower, any other Loan Parties, if any, or any of the respective Subsidiaries of the foregoing, or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of each of the foregoing in connection with or relating an any way to this Agreement present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing that have been or may hereafter be made available to the Administrative Agent or any Lender were prepared in good faith based on reasonable assumptions, it being understood that projections as to future events are not viewed as facts and that the actual results may vary from such projections and such variances may be material. No fact is known to any Loan Party which has had, or could reasonably be expected to have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders, including, without limitation, pursuant to Section 8.4.(h).

(v) Not Plan Assets; No Prohibited Transactions. None of the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(w) Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws. None of the Parent, the Borrower, any Subsidiary of the Parent or the Borrower, any of their respective directors, or officers, or, to the knowledge of the Parent, any of the Parent’s, the Borrower’s or any Subsidiary’s employees (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”). The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers and employees (in their capacities as such) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers and employees are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of the Parent, the Borrower, any of their respective Subsidiaries, any directors or officers of the Parent, the Borrower or any of their respective Subsidiaries or, to the knowledge of the Parent, any employee of the Parent, the Borrower or any of their respective Subsidiaries is an individual or entity that is, or is owned or controlled by Persons that are: (i) the subject or target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(x) REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(y) Use of Proceeds. None of the Borrower or any of its Subsidiaries is in violation of Section 9.12.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Effective Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VII. AFFIRMATIVE COVENANTS

From and after the Agreement Date and for so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.7., the Parent and the Borrower shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.4., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law and Material Contracts.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply or obtain could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all contracts and other written agreements to which it is a party if any such non-compliance could reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

Section 7.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and obsolescence excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4. Conduct of Business.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1.(s) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date.

Section 7.5. Insurance.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Parent and the Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered.

Section 7.6. Payment of Taxes and Claims.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 7.7. Books and Records; Inspections.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Parent if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Parent and the Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. If requested by the Administrative Agent during the existence of a Default or Event of Default, the Parent and the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Parent and the Borrower, any other Loan Party or any other Subsidiary with the Parent’s and the Borrower’s accountants.

Section 7.8. Use of Proceeds.

The Borrower will use the proceeds of the Loans funded on the Effective Date only to repay in full all obligations owing by Equity One under the Equity One Term Loan Agreement and costs and expenses incurred in connection therewith. The Borrower will use the proceeds of Additional Term Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions otherwise permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries; and (d) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries.

Section 7.9. Environmental Matters.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10. Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.11. REIT Status.

The Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 7.12. Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 7.13. Guarantors.

(a) Within 5 Business days following the date on which any of the following conditions applies to any Subsidiary or Unconsolidated Affiliate that is not already a Guarantor, the Parent and the Borrower shall cause such Subsidiary or Unconsolidated Affiliate to execute and deliver an Accession Agreement and the items that would have been delivered under subsections (iii) through (vii) of Section 5.1.(a) and such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request if such Subsidiary or Unconsolidated Affiliate had been a Guarantor on the Agreement Date:

(i) such Person Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of (1) the Parent; (2) the Borrower; (3) any other Subsidiary of the Parent, the Borrower or any other Person (except (x) in the case of an Unconsolidated Affiliate

Guaranteeing, or otherwise becoming obligated in respect of, Indebtedness of another Unconsolidated Affiliate and (y) in the case of an Excluded Subsidiary Guaranteeing, or otherwise becoming obligated in respect of, Indebtedness of another Excluded Subsidiary); or

(ii) such Person is an RD Entity, unless the Unencumbered Asset Value attributable to Eligible Properties owned by Non-Guarantors (including such RD Entity) does not exceed 10.0% of the Unencumbered Asset Value.

(b) The Borrower may request in writing that the Administrative Agent release a Guarantor from the Guaranty, and upon receipt of such written request by the Administrative Agent, such Guarantor shall be automatically released from the Guaranty without the need for the execution or delivery of any other document by any other Person so long as the Borrower provides a written certificate together with such written notice certifying that: (i) such Guarantor is not the Parent; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a) (other than a Guarantor in respect of the Existing Credit Agreement or Existing Term Loan Agreement that will be released and discharged thereunder substantially simultaneously with the release of such Guarantor in respect of this Agreement); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; and (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents.

ARTICLE VIII. INFORMATION

From and after the Agreement Date and for so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.7., the Parent or the Borrower, or the Parent and the Borrower, as applicable, shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1. Quarterly Financial Statements.

As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, and cash flows of the Parent and its Consolidated Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Consolidated Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2. Year-End Statements.

As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Consolidated Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of KPMG LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be unqualified and in scope and substance satisfactory to the Requisite Lenders.

Section 8.3. Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit H (a “Compliance Certificate”) executed on behalf of the Parent by the chief financial officer of the Parent (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Section 9.1.; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent with respect to such event, condition or failure. Each Compliance Certificate shall include (i) a reasonably detailed list of all Properties included in the calculations of Unencumbered NOI and Unencumbered Asset Value for the fiscal period covered by such Compliance Certificate, (ii) statements of Funds From Operations and Recurring Funds From Operations for the fiscal period covered by such Compliance Certificate, (iii) a report listing Properties acquired in the most recently ended fiscal quarter setting forth for each such Property the purchase price and Net Operating Income for such Property and indicating whether such Property is collateral for any Indebtedness of the owner of such Property that is secured in any manner by any Lien and, if so, a description of such Indebtedness.

Section 8.4. Other Information.

(a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Parent or its Board of Directors by its independent public accountants including, without limitation, any management report;

(b) Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c) Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower, any other Subsidiary or any other Loan Party;

(d) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(e) As soon as available and in any event within 50 days after the end of the fourth fiscal quarter of the Parent, the annual plan of the Parent and its Consolidated Subsidiaries, which plan shall at least include capital and operating expense budgets, projections of sources and application of funds, a projected balance sheet, profit and loss projections of the Parent and its Consolidated Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail. The annual plan shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent, and when appropriate, its Consolidated Subsidiaries, will be in compliance with the covenants contained in Section 9.1. at the end of each fiscal quarter of the next succeeding fiscal year. 9.1.

(f) To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(g) A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Parent or the Borrower promptly after the effectiveness thereof;

(h) Prompt notice of (i) any change in the senior management of the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of any of the foregoing, (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (iii), has had, or could reasonably be expected to have, a Material Adverse Effect;

(i) Promptly upon a Responsible Officer of the Parent or any Loan Party obtaining knowledge thereof, notice of the occurrence of any Default or Event of Default;

(j) Promptly upon a Responsible Officer of the Parent or any Loan Party obtaining knowledge thereof, notice of any order, judgment or decree for which the uninsured liability is in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(k) Prompt notice if the Parent, the Borrower, any other Loan Party, or any Subsidiary of any of the foregoing receives notification from any Governmental Authority alleging violation of any Applicable Law or any inquiry shall have been received by the Parent, the Borrower, any other Loan Party, or any Subsidiary of the foregoing from any Governmental Authority which, in either case, could reasonably be expected to have a Material Adverse Effect;

(l) Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(m) Promptly, upon any change in the Borrower’s Credit Rating, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(n) Promptly, upon each request, information identifying the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

(o) Promptly, and in any event within 3 Business Days after the Parent or the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(p) Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding;

(q) Written notice not later than public disclosure of any material acquisitions, dispositions, disposals, divestitures or similar transactions involving Property, the raising of additional equity or the incurring or repayment of material Indebtedness by or with the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of any of the foregoing; and

(r) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of the foregoing as the Administrative Agent or any Lender may reasonably request.

Section 8.5. Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 12:00 noon Eastern time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 8.3. to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 8.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.6. Public/Private Information.

The Parent and the Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Parent and/or the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Parent and/or the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Parent and/or the Borrower, as applicable, shall designate Information Materials (a) that are either available to the public or not material with respect to the Parent and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. The Administrative Agent, the Parent and the Borrower acknowledge and agree that the Parent is obligated to file reports under the Securities Act. All Information Materials filed with or furnished to the Securities and Exchange Commission pursuant to the Securities Act, or filed by, or on behalf of, the Parent with the Securities and Exchange Commission pursuant to the Securities Act, distributed by, or on behalf of, the Parent or the Borrower by press release through a widely disseminated news or wire service, or otherwise expressly designated by the Parent or the Borrower as Public Information are hereby designated as Public Information, and all other Information Materials are hereby designated as Private Information.

Section 8.7. USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Parent and the Borrower shall, and shall cause the other Loan Parties to, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE IX. NEGATIVE COVENANTS

From and after the Agreement Date and for so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.7., the Parent and the Borrower shall comply with the following covenants:

Section 9.1. Financial Covenants.

(a) [Intentionally Omitted.]

(b) Ratio of Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(b) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and at any time during the four subsequent consecutive fiscal quarters thereafter (“Total Leverage Ratio Increase Period”), (b) the Borrower has not maintained compliance with this Section 9.1.(b) in reliance on this proviso more than two times during the term of this Agreement, (c) at least one full fiscal quarter has elapsed between the end of the first Total Leverage Ratio Increase Period and the beginning of the second Total Leverage Ratio Increase Period and (d) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time. For purposes of calculating such ratio, (A) Indebtedness shall be adjusted by deducting an amount equal to the lesser of (1) the amount by which Unrestricted Cash exceeds $30,000,000 and (2) the amount of Indebtedness that by its terms is scheduled to mature within 24 months, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Indebtedness is adjusted under the preceding clause (A).

(c) Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Parent shall not permit the ratio of (i) Unsecured Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Unencumbered Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(c) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and at any time during the four subsequent consecutive fiscal quarters thereafter (“Unsecured Leverage Ratio Increase Period”), (b) the Borrower has not maintained compliance with this Section 9.1.(c) in reliance on this proviso more than two times during the term of this Agreement, (c) at least one full fiscal quarter has elapsed between the end of the first Unsecured Leverage Ratio Increase Period and the beginning of the second Unsecured Leverage Ratio Increase Period and (d) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time.

(d) Ratio of Adjusted EBITDA to Fixed Charges. The Parent shall not permit the ratio of (i) Adjusted EBITDA of the Parent and its Consolidated Subsidiaries for the period of four fiscal quarters most recently ended to (ii) Fixed Charges for the period of four fiscal quarters most recently ended, to be less than 1.50 to 1.00 as of the last day of such period of four fiscal quarters.

(e) Ratio of Secured Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Secured Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Total Asset Value to exceed 0.35 to 1.00 at any time. For purposes of calculating such ratio, (A) Secured Indebtedness shall be adjusted by deducting an amount equal to the lesser of (1) the amount by which Unrestricted Cash exceeds $30,000,000 and (2) the amount of Secured Indebtedness that by its terms is scheduled to mature within 24 months, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Secured Indebtedness is adjusted under the preceding clause (A).

(f) Ratio of Unencumbered NOI to Unsecured Interest Expense. The Parent shall not permit the ratio of (i) Unencumbered NOI for the period of four fiscal quarters most recently ended to (ii) Unsecured Interest Expense for the period of four fiscal quarters most recently ended, to be less than 1.75 to 1.00 as of the last day of such period of four fiscal quarters.

(g) [Intentionally Omitted.]

(h) Dividends and Other Restricted Payments. Subject to the following sentence, if a Default or Event of Default exists, the Borrower may only declare and make cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.11. If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary.

Section 9.2. Liens.

(a) Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b) Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Parent, the Borrower, such Loan Party or such other Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale or (iii) an agreement that evidences Unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to, or less restrictive than, those restrictions contained in the Loan Documents.

Section 9.3. Restrictions on Intercompany Transfers.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document or in any other agreement (A) evidencing Unsecured Indebtedness that the Borrower, any other Loan Party or any other Subsidiary may create, incur, assume or permit or suffer to exist under this Agreement and (B) containing encumbrances and restrictions imposed in connection with such Unsecured Indebtedness that are either substantially similar to, or less restrictive than, such encumbrances and restrictions set forth in the Loan Documents, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business or (iii) with respect to clauses (a) through (d), in the case of a Subsidiary that is not a Wholly Owned Subsidiary, restrictions contained in the organizational documents of, or other agreements governing an Investment in, such Subsidiary arising after the date hereof to the effect that any such dividends, distributions, loans, advances or transfers of property must be on fair and reasonable terms and on an arm’s length basis.

Section 9.4. Merger, Consolidation, Sales of Assets and Other Arrangements.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:

(i) any of the actions described in the immediately preceding clauses (a) through (c) (other than a merger that also constitutes an acquisition or Investment of the type described in the preceding clause (d)) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower or the Parent) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; notwithstanding the foregoing, any such Loan Party may enter into a transaction of merger that is not an acquisition or Investment of the type described in clause (d) above pursuant to which such Loan Party is not the survivor of such merger only if (A) the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger; (B) if the surviving entity is a Subsidiary and is required under Section 7.13. to become a Guarantor, within five (5) Business Days of consummation of such merger the survivor entity (if not already a Guarantor) shall have executed and delivered to the Administrative Agent an Accession Agreement, the other items required to be delivered under such Section, copies of all documents entered into by such Loan Party or the surviving entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, copies of any filings with the Securities and Exchange Commission in connection with such merger; and (C) such Loan Party and the surviving entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Administrative Agent may reasonably request;

(ii) during the term of this Agreement, (A) the Borrower may convey, sell, lease, sublease, transfer or otherwise dispose of assets (including capital stock or other securities of its Subsidiaries) to any other Person so long as the value of such assets does not in the aggregate together with the value of all other assets so conveyed, sold, leased, subleased, transferred or disposed up to such date, constitute a Substantial Amount and (B) the Parent may directly or indirectly convey, sell or transfer equity interests in the Borrower so long as, after giving effect to such conveyance, sale or transfer the Parent shall own and control at least sixty five percent (65.0%) of all partnership interests of the Borrower; provided that, (1) in the case of the foregoing clauses (A) and (B), immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 9.1. and (2)(x) in the case of the foregoing clause (A), if the Borrower conveys, sells, leases, subleases transfers or otherwise disposes of assets (including capital stock or other securities of its Subsidiaries) to any other Person the aggregate value of which, together with all other assets so conveyed, sold, leased, subleased, transferred or disposed in such calendar year, constitutes twenty percent (20.0%) or more of total consolidated assets of the Parent and its Subsidiaries determined on a consolidated basis at such time and (y) in the case of the foregoing clause (B), if the Parent directly or indirectly conveys, sells or transfers equity interests in the Borrower the aggregate amount of which, together with all other equity interests in the Borrower so conveyed, sold or transferred in such calendar year, constitutes twenty percent (20.0%) or more of all partnership interests of the Borrower, then (I) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such sale, lease, sublease, transfer or other disposition and (II) at the time the Borrower gives notice pursuant to clause (I) above, the Parent shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 9.1., after giving effect to such conveyance, sale, lease, sublease, transfer or other disposition;

(iii) a Person may merge with and into the Parent or the Borrower in the case of a merger that is not an acquisition or Investment of the type described in clause (d) above, so long as (A) the Parent or the Borrower, as the case may be, is the survivor of such merger, (B) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, (C) the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower) and (D) the Borrower shall have delivered to the Administrative Agent such data, certificates, reports, statements, opinions of counsel, documents or further information as the Administrative Agent or any Lender may reasonably request;

(iv) any Loan Party and any other Subsidiary may, directly or indirectly, acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person, so long as, in each case, (A) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such consolidation, merger, acquisition, Investment; (B) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 9.1.; (C) in the case of a consolidation or merger involving the Parent, the Borrower or a Loan Party that owns an Eligible Property, the Parent, the Borrower or such Loan Party shall be the survivor thereof and (D) at the time the Borrower gives notice pursuant to clause (A) of this subsection, the Parent shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 9.1., after giving effect to such consolidation, merger, acquisition, Investment;

(v) the Parent, the Borrower, the other Loan Parties, if any, and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business; and

(vi) the Parent, the Borrower, the other Loan Parties, if any, and the other Subsidiaries may sell, transfer or dispose of assets among themselves.

Further, no Loan Party nor any Subsidiary, shall enter into any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.

Section 9.5. Plans.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Neither the Parent nor the Borrower shall cause or permit to occur, and neither the Parent or the Borrower shall permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.6. Fiscal Year.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.7. Modifications of Organizational Documents.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 9.8. Transactions with Affiliates.

Neither the Parent nor the Borrower shall permit to exist or enter into, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Parent, the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.9. Environmental Matters.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a risk to human health, safety or the environment, in each case, which violation, claim or risk could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 9.10. Derivatives Contracts.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Parent, the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Parent, the Borrower, such other Loan Party or such other Subsidiary.

Section 9.11. Non-Guarantors.

Neither the Parent nor the Borrower shall permit the Unencumbered Asset Value attributable to Eligible Properties owned by Non-Guarantors to exceed 10.0% of the Unencumbered Asset Value.

Section 9.12. Use of Proceeds.

The the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of the proceeds of the Loans to (a) purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or (b) to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, use any proceeds of any Loan directly or, to the knowledge of the Borrower, indirectly in any manner which would violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

ARTICLE X. DEFAULT

Section 10.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. (i) The Borrower shall fail to pay (A) the principal amount of any Loan when due (whether upon demand, at maturity, by reason of acceleration or otherwise) or (B) any interest on any Loans, Fees or other Obligations owing by it when due (whether upon demand, at maturity, by reason of acceleration or otherwise), solely in the case of this clause (B), within five (5)

Business Days of the due date therefor, or (ii) any Loan Party (other than the Borrower) shall fail to pay within five (5) Business Days of when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party.

(b) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.4.(i) or Article IX.; or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Parent or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d) Indebtedness Cross-Default.

(i) The Parent, the Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Material Indebtedness; or

(ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii) Any other event shall have occurred and be continuing which would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity, provided that any requirement for notice or lapse of time or any other condition has been satisfied; or

(iv) There occurs an “Event of Default” under and as defined in any Derivatives Contract as to which the Parent, the Borrower, any Loan Party or any of other Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Parent, the Borrower or any of its Subsidiaries is an “Affected Party” (as defined therein).

(v) An “Event of Default” under and as defined in the Existing Credit Agreement or the Existing Term Loan Agreement shall occur.

(e) Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any other Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any other Material Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties or any other Subsidiary, $25,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any other Loan Party or any of the respective Subsidiaries of any of the foregoing, which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Parent, the Borrower or any other Subsidiary.

(j) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $25,000,000; or

(ii) As of the most recent valuation date, the “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $25,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents, provided that any requirement for notice of lapse of time or any other condition has been satisfied.

(l) Change of Control/Change in Management.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35.0% of the total voting power of the then outstanding voting stock of the Parent;

(ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or

(iii) If the Parent shall cease for any reason to be the general partner of the Borrower.

(m) Damage; Strike; Casualty. Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Parent, Borrower, the other Loan Parties, if any, and the respective Subsidiaries of the foregoing, taken as a whole, and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

Section 10.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments shall immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments.

(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and their Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion the property and/or the business operations of the Parent, the Borrower and their Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e) Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified

Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Parent, the Borrower, any other Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 10.3. Remedies Upon Default.

Upon the occurrence of a Default specified in Section 10.1.(f), the Commitments shall immediately and automatically terminate.

Section 10.4. Marshaling; Payments Set Aside.

None of the Administrative Agent, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Lender or any Specified Derivatives Provider, or the Administrative Agent, any Lender or any Specified Derivatives Provider enforces its respective security interests or exercises its respective rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5. Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Administrative Agent and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees;

(b) payments of interest on the Loans to be applied for the ratable benefit of the Lenders;

(c) payments of principal of the Loans to be applied for the ratable benefit of the Lenders in such order and priority as the Lenders may determine in their sole discretion;

(f) amounts due to the Administrative Agent and the Lenders pursuant to Sections 11.6. and 12.10.;

(g) payments of all other Obligations and other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(h) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.6. Intentionally Omitted.

Section 10.7. Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 10.8. Performance by Administrative Agent.

If the Parent, the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Parent, the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.9. Rights Cumulative.

(a) Generally. The rights and remedies of the Administrative Agent, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iii) any Lender from exercising setoff rights in accordance with Section 12.4. (subject to the terms of

Section 3.3.), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (y) in addition to the matters set forth in clauses (iii) and (iv) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XI. THE ADMINISTRATIVE AGENT

Section 11.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that neither the Parent nor the Borrower is otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Parent, the Borrower, any other Loan Party or any other Affiliate of the Parent or the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2. Wells Fargo as Lender.

Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Parent, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Parent and the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the other Lenders or any other Specified Derivatives Providers. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval or consent is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Parent and/or the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 12.7.(b).

Section 11.4. Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5. Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Parent, the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Parent, the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Parent, the Borrower or other Persons, or to inspect the property, books or records of the Parent, the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders and the Specified Derivatives Providers in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6. Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the

Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7. Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries or Affiliates of the foregoing, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, the other Loan Parties, if any, or the respective Subsidiaries of any of the foregoing. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative

Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 11.8. Successor Administrative Agent.

The Administrative Agent may (a) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon 30 days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after (a) the resigning Administrative Agent’s giving of notice of resignation, or (b) the Lenders’ giving of notice of removal, then the resigning or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly until such time as a successor Administrative Agent has been appointed as provided for above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.9. Titled Agents.

Each of the Syndication Agents, the Documentation Agent and the Lead Arrangers (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XII. MISCELLANEOUS

Section 12.1. Notices.

Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Parent or the Borrower:

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202-5019

Attention: Chief Financial Officer

Telecopy Number:      (904) 354-1832

Telephone Number:    (904) 598-7608

If to the Administrative Agent:

Wells Fargo Bank, National Association

550 South Tryon Street

Charlotte, North Carolina 28202

Attn: Loan Admin Manager

Telecopier:     704-410-0329

Telephone:     704-715-5747

and

Wells Fargo Bank, National Association

550 South Tryon Street

Charlotte, North Carolina 28202

Attn: Haynes Brown

Telecopier:     704-410-0329

Telephone:     704-410-1767

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association

Minneapolis Loan Center

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Telecopier: 866-968-8676

Telephone: 612-316-0117

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents; provided, that the Borrower shall not be required to pay the expenses of more than one counsel to the Administrative Agent and one separate counsel for the Lenders (in addition to expenses for appropriate local or special counsel) in connection with such workout or enforcement or preservation unless the Lenders reasonably determine that joint representation is not appropriate under the circumstances, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3. Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 12.4. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, each of the Parent and the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Parent or the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations then due and payable, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 12.5. Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT AND/OR THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.6. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent, the Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the remaining amount of the Commitments and/or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the assigned amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment or Loans, then such assigning Lender shall assign the entire amount of such Commitment or Loans at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed with it being understood that the Borrower’s withholding of consent to any assignment which could result in the Borrower having to pay amounts under Section 3.10. in an amount that the Borrower reasonably deems to be a significant amount would be deemed reasonable) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $4,500 (or, $7,500, in the case of an assignment by a Defaulting Lender) for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the Eligible Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Eligible Assignee and such transferor Lender, as appropriate.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent, the Borrower or any of the Parent or the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.10. and the other provisions of this Agreement and the other Loan Documents as provided in

Section 12.11. with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (v) reduce or forgive the principal amount of such Lender’s Loan to the extent subject to such participation, (w) increase such Lender’s Commitment to the extent subject to such participation, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender to the extent subject to the participation, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty (except as otherwise permitted under Section 7.13.(b)). Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., and 4.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.4. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 4.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10.(c) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.7. Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b) Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i) increase the Commitment of such Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 12.6. and any increases contemplated under Section 2.13.) or subject such Lenders to any additional obligations;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations owing to such Lenders;

(iii) reduce the amount of any Fees payable to such Lenders hereunder;

(iv) modify the definition of “Maturity Date”, otherwise postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations;

(v) modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2.;

(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) release any Guarantor from its obligations under the Guaranty except as contemplated by Section 7.13.(b);

(ix) waive a Default or Event of Default under Section 10.1.(a), except as provided in Section 10.7.; or

(x) amend, or waive the Borrower’s compliance with, Section 2.12.

(c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 12.8. Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of the Parent’s or the Borrower’s business or operations.

Section 12.9. Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be bound by the confidentiality provisions of this Agreement or will otherwise agree to keep the Information confidential in accordance with the provisions of this Section 12.9.); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Eligible Assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent, the Borrower or any Affiliate of the Parent or the Borrower, unless the Administrative Agent or such Lender has actual knowledge that such Information became nonconfidential as a result of a breach of a confidential arrangement with any Loan Party or any of its respective Subsidiaries; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective operations, businesses, affairs and financial condition, not generally available or furnished to the public, that is available or furnished to the Administrative Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.10. Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Lenders, all of the Affiliates of each of the Administrative Agent or any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and their Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and their

Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of the foregoing that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Parent, the Borrower or any other Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent, the Borrower or their Subsidiaries (or their respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (1) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (2) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party (other than claims of the Indemnified Parties against the Administrative Agent in its capacity as such).

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent, the Borrower or any other Subsidiary, any shareholder of the Parent, the Borrower or any other Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Parent or the Borrower, as applicable), any account debtor of the Parent, the Borrower or any other Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall promptly notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to notify the Borrower shall not otherwise relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.10.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower and/or any Subsidiary.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding, or (y) there is an allegation of a violation of law by such Indemnified Party.

(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 12.10. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 12.11. Termination; Survival.

This Agreement shall terminate at such time as (a) all of the remaining Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans, and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.6., 12.2. and 12.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.5., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.12. Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.13. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.14. Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.15. Obligations with Respect to Loan Parties.

The obligations of the Parent or the Borrower, or the Parent and the Borrower, to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Parent, the Borrower may have that the Parent or Borrower, as applicable, does not control such Loan Parties.

Section 12.16. Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.17. Limitation of Liability.

Neither the Administrative Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent nor any Lender shall have any liability with respect to, and the Parent and the Borrower hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Parent and/or the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.18. Entire Agreement.

This Agreement, the Notes and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.19. Construction.

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this

Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 12.20. Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

To the extent not prohibited by Applicable Law, each Lender shall notify the Borrower, Parent and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action could be reasonably be expected to be asserted against such Lender).

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

REGENCY CENTERS, L.P., a Delaware limited partnership

By:	REGENCY CENTERS CORPORATION, a Florida corporation, its general partner

By:	/s/ Scott Prigge
Name:	Scott Prigge
Its:	Senior Vice President

PARENT:

REGENCY CENTERS CORPORATION, a Florida corporation

By:	/s/ Scott Prigge
Name:	Scott Prigge
Its:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Regency Centers, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and as a Lender

By:	/s/ Matthew Ricketts
Name:	Matthew Ricketts
Title:	Managing Director

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Regency Centers, L.P.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steve Potting
Name:	Steve Potting
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Regency Centers, L.P.]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ J. Lee Hold
Name:	J. Lee Hold
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Regency Centers, L.P.]

TD BANK, NA, as a Lender

By:	/s/ Sean C. Dunne
Name:	Sean C. Dunne
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Regency Centers, L.P.]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Steve Whitcomb
Name:	Steve Whitcomb
Title:	Senior Vice President

SCHEDULE I

Commitments

Lender	Loan Commitment
Wells Fargo Bank, National Association	$67,500,000
PNC Bank, National Association	$67,500,000
U.S. Bank National Association	$67,500,000
TD Bank, NA	$65,000,000
Branch Banking and Trust Company	$32,500,000

Total:	$300,000,000.00

SCHEDULE 1.1.(B)

List of Loan Parties

Loan Party	Jurisdiction	Holder(s) of Equity	Nature of Equity	Ownership Interest %
Regency Centers Corporation	Florida
Regency Centers, L.P.	Delaware	Regency Centers Corporation Outside Investors	General Partner Limited Partners	99.9 0.1	% %
Equity One (Florida Portfolio) LLC (f/k/a Equity One (Florida Portfolio) Inc.)	Florida	Regency Centers, L.P.	Member	100%
Equity One (Louisiana Portfolio) LLC	Florida	Louisiana Holding LLC (f/k/a Louisiana Holding Corp.)	Member	100%
Equity One Realty & Management FL LLC (f/k/a Equity One Realty & Management FL, Inc.)	Florida	Regency Centers, L.P.	Member	100%
Equity One (Summerlin) LLC (f/k/a Equity One (Summerlin) Inc.)	Florida	Regency Centers, L.P.	Member	100%
Equity One (Sunlake) Inc.	Florida	IRT Capital Corporation II	Common Stock	100%
Louisiana Holding LLC (f/k/a Louisiana Holding Corp.)	Florida	Regency Centers, L.P.	Member	100%
Equity One Realty & Management SE LLC (f/k/a Equity One Realty & Management SE, Inc.)	Georgia	Regency Centers, L.P.	Member	100%
Equity One (Southeast Portfolio) LLC (f/k/a Equity One (Southeast Portfolio) Inc.)	Georgia	Regency Centers, L.P.	Member	100%
IRT Capital Corporation II	Georgia	Regency Centers, L.P.	Common Stock	100%
IRT Management LLC (f/k/a IRT Management Company)	Georgia	Regency Centers, L.P.	Member	100%
IRT Partners, L.P.	Georgia	IRT Management LLC (f/k/a IRT Management Company) Regency Centers, L.P.*	Partnership Interests Partnership Interests	99.9 0.1	% %
Equity One (Northeast Portfolio) LLC (f/k/a Equity One (Northeast Portfolio) Inc.)	Massachusetts	Regency Centers, L.P.	Member	100%
Equity One Realty & Management NE LLC (f/k/a Equity One Realty & Management NE, Inc.)	Massachusetts	Regency Centers, L.P.	Member	100%

*	General Partner

SCHEDULE 6.1.(b), PART I

Ownership Structure

REGENCY CENTERS CORPORATION

Subsidiaries

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
Regency Centers, L.P.	Delaware	Regency Centers Corporation Outside Investors	General Partner Limited Partners	99.9 0.1	% %
Columbia Cameron Village SPE, LLC	Delaware	Regency Centers, L.P. Columbia Perfco Partners, L.P.	Managing Member Member	30 70	% %
Columbia Cameron Village, LLC	Delaware	Columbia Cameron Village SPE, LLC	Member	100%
Columbia Regency Retail Partners, LLC	Delaware	Regency Centers, L.P. Columbia Perfco Partners, L.P.	Managing Member Member	20 80	% %
Columbia Crossroads Commons, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Retail Dulles, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Retail Geneva Crossing, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Retail Texas 3, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Retail Sweetwater Plaza, LP	Delaware	Columbia Retail Texas 3, LLC Columbia Regency Retail Partners, LLC	General Partner Limited Partner	1 99	% %
Columbia Retail Washington 1, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Cascade Plaza, LLC	Delaware	Columbia Retail Washington 1, LLC Columbia Regency Retail Partners, LLC	Managing Member Member	1 99	% %
Columbia Julington Village, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Palm Valley Marketplace, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Regency Partners II, LLC	Delaware	Regency Centers, L.P. Columbia Perfco Partners, L.P.	Managing Member Member	20 80	% %
Columbia II Broadway Market, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%

1	Unless otherwise noted, the sole member of all single member limited liability companies is also the managing member or manager of the limited liability company.

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
Columbia II Burnt Mills Shopping Center, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Cochran Commons, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Hollymead Town Center, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Hollymead, LLC	Delaware	Hollymead Town Center, LLC	Member	100%
Columbia II Johns Creek, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Lorton Station Marketplace Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Lorton Station Marketplace, LLC	Delaware	Columbia Lorton Station Marketplace Member, LLC	Member	100%
Columbia Lorton Station Town Center, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Marina Shores, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Plantation Plaza Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Plantation Plaza, LLC	Delaware	Columbia Plantation Plaza Member, LLC	Member	100%
Columbia II Rockridge Center, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Retail Shorewood Crossing, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Shorewood Crossing Phase 2 Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Shorewood Crossing Phase 2, LLC	Delaware	Columbia Shorewood Crossing Phase 2 Member, LLC	Member	100%
Columbia Shorewood Crossing Phase 3, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Signal Hill Two, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Signal Hill, LLC	Delaware	Signal Hill Two, LLC	Member	100%
Columbia Speedway Plaza Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Speedway Plaza, LLC	Delaware	Columbia Speedway Plaza Member, LLC	Member	100%
Columbia Sutton Square, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Holding, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Island Crossing, LLC	Delaware	Columbia II Holding, LLC	Member	100%
Columbia II Raley’s Center, LLC	Delaware	Columbia II Holding, LLC	Member	100%
Columbia II Village Plaza, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
GRI-Regency, LLC	Delaware	Global Retail Investors, LLC Regency Centers, L.P.	Member Managing Member	60 40	% %
GRI-Lake Grove, LLC	Delaware	GRI-Regency Lake Grove Member, LLC	Member	100%
GRI-Regency Lake Grove Member, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW PA-Mercer Square, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW PA-Newtown Square, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW PA-Warwick Plaza, LLC	Delaware	GRI-Regency, LLC	Member	100%
MCW-RC SC-Merchant’s, LLC (fka MCW-RC South Carolina, LLC)	Delaware	GRI-Regency, LLC	Member	100%
MCW-RC SC-Merchant’s Village Member, LLC	Delaware	MCW-RC SC-Merchant’s, LLC	Member	100%
MCW-RC SC-Merchant’s Village, LLC	Delaware	MCW-RC SC-Merchant’s Village Member, LLC	Member	100%
FW CA-Brea Marketplace Member, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW CA-Brea Marketplace, LLC	Delaware	FW CA-Brea Marketplace Member, LLC	Member	100%
U.S. Retail Partners Holding, LLC	Delaware	GRI-Regency, LLC	Member	100%
U.S. Retail Partners Member, LLC	Delaware	GRI-Regency, LLC	Member	100%
U.S. Retail Partners, LLC	Delaware	U.S. Retail Partners Holding, LLC U.S. Retail Partners Member, LLC	Managing Member Member	1 99	% %
FW CO-Arapahoe Village, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
FW CO-Cherrywood Square, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
FW MN-Rockford Road, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
FW CO-Ralston Square, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
FW MN-Colonial Square, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
USRP I Holding, LLC	Delaware	GRI-Regency, LLC	Member	100%
USRP I Member, LLC	Delaware	GRI-Regency, LLC	Member	100%
USRP I, LLC	Delaware	USRP I Holding, LLC USRP I Member, LLC	Managing Member Member	1 99	% %
FW NJ-Plaza Square, LLC	Delaware	USRP I, LLC	Member	100%
FW VA-Greenbriar Town Center, LLC	Delaware	USRP I, LLC	Member	100%
FW VA-Festival at Manchester, LLC	Delaware	USRP I, LLC	Member	100%
FW-Reg II Holdings, LLC	Delaware	GRI-Regency, LLC	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
FW CA-Auburn Village, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW WI-Whitnall Square, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Bay Hill Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Five Points Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Mariposa Gardens Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Navajo Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Point Loma Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Rancho San Diego Village, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Silverado Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Snell & Branham Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Twin Oaks Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Ygnacio Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CT-Corbins Corner Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW DC-Spring Valley Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW IL-Riverside/Rivers Edge, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW IL-Riverview Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW IL-Stonebrook Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
USRP Willow East, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Ashburn Farm Village Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Centre Ridge Marketplace, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Fox Mill Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Kings Park Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Saratoga Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-The Village Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
FW WA-Aurora Marketplace, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW WA-Eastgate Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW WA-Overlake Fashion Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
Parkville Shopping Center, LLC	Maryland	FW-Reg II Holdings, LLC	Member	100%
FW-Reg II Holding Company Two, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW IL-McHenry Commons Shopping Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW CA-Granada Village, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW CA-Laguna Niguel Plaza, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW CA-Pleasant Hill Shopping Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW IL-Civic Center Plaza, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW IN-Willow Lake West, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW NJ-Westmont Shopping Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW NC-Shoppes of Kildaire, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW OR-Greenway Town Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
USRP LP, LLC	Delaware	GRI-Regency, LLC	Member	100%
USRP GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
US Retail Partners Limited Partnership	Delaware	USRP GP, LLC USRP LP, LLC	General Partner Limited Partner	1 99	% %
FW MD Woodmoor Borrower, LLC	Delaware	US Retail Partners Limited Partnership	Member	100%
FW VA-Willston Centre II, LLC	Delaware	US Retail Partners Limited Partnership	Member	100%
FW Bowie Plaza GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
Capitol Place 1 Investment Limited Partnership	Maryland	FW Bowie Plaza GP, LLC Eastern Shopping Centers I, LLC	General Partner Limited Partner	1 99	% %
FW Woodholme GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
Woodholme Properties Limited Partnership	Maryland	FW Woodholme GP, LLC Eastern Shopping Centers I, LLC	General Partner Limited Partner	1 99	% %
FW Woodholme Borrower, LLC	Delaware	Woodholme Properties Limited Partnership	Member	100%
FW Southside Marketplace GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
Southside Marketplace Limited Partnership	Maryland	FW Southside Marketplace GP, LLC Eastern Shopping Centers I, LLC	General Partner Limited Partner	1 99	% %
FW Southside Marketplace Borrower, LLC	Delaware	Southside Marketplace Limited Partnership	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
FW Valley Centre GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
Greenspring Associates Limited Partnership	Maryland	FW Valley Centre GP, LLC Eastern Shopping Centers I, LLC	General Partner Limited Partner	1 99	% %
FW MD-Greenspring Borrower, LLC	Delaware	Greenspring Associates Limited Partnership	Member	100%
Eastern Shopping Centers I, LLC	Delaware	GRI-Regency, LLC	Member	100%
Cloppers Mill Village Center, LLC	Maryland	GRI-Regency, LLC Eastern Shopping Centers I, LLC	Member	100%
City Line Shopping Center Associates	Pennsylvania	US Retail Partners Limited Partnership City Line LP, LLC	General Partner Limited Partner	1 99	% %
City Line LP, LLC	Delaware	USRP LP, LLC	Member	100%
FW Allenbeth GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
Allenbeth Associates Limited Partnership	Maryland	FW Allenbeth GP, LLC Eastern Shopping Centers I, LLC	General Partner Limited Partner	1 99	% %
FW Weslyan GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW TX-Weslyan Plaza, L.P.	Delaware	FW Weslyan GP, LLC GRI-Regency, LLC	General Partner Limited Partner	1 99	% %
FW Woodway GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW TX-Woodway Collection, L.P.	Delaware	FW Woodway GP, LLC GRI-Regency, LLC	General Partner Limited Partner	1 99	% %
FW Gayton Crossing Holding, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW VA-Gayton Crossing Shopping Center, LLC	Delaware	FW Gayton Crossing Holding, LLC	Member	100%
MCW RC III Hilltop Village Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCW RC III Hilltop Village, LLC	Delaware	MCW RC III Hilltop Village Member, LLC	Member	100%
MCW-RD Brentwood Plaza, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCW-RD Bridgeton, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCW-RD Dardenne Crossing, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCW-RD Kirkwood Commons Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCW-RD Kirkwood Commons, LLC	Delaware	MCW-RD Kirkwood Commons Member, LLC	Member	100%
RegCal, LLC	Delaware	California State Teachers Retirement System Regency Centers, L.P.	Member Managing Member	75 25	% %

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
RegCal Holding, LLC	Delaware	RegCal, LLC	Member	100%
CAR Apple Valley Square Member, LLC	Delaware	RegCal, LLC	Member	100%
CAR Apple Valley Square, LLC	Delaware	CAR Apple Valley Square Member, LLC	Member	100%
CAR Apple Valley Land, LLC	Delaware	RegCal, LLC	Member	100%
CAR Braemar Village, LLC	Delaware	RegCal, LLC	Member	100%
CAR Calhoun Commons, LLC	Delaware	RegCal, LLC	Member	100%
CAR Corral Hollow, LLC	Delaware	RegCal Holding, LLC	Member	100%
Five Corners Plaza Member, LLC	Delaware	RegCal, LLC	Member	100%
CAR Five Corners Plaza, LLC	Delaware	Five Corners Plaza Member, LLC	Member	100%
CAR Providence Commons, LLC	Delaware	RegCal, LLC	Member	100%
CAR Shops at the Columbia, LLC	Delaware	RegCal, LLC	Member	100%
KF-REG Holding, LLC	Delaware	RegCal, LLC	Member	100%
KF-REG Associates, LLC	Delaware	KF-REG Holding, LLC	Member	100%
King Farm Center, LLC	Delaware	KF-REG Associates, LLC	Member	100%
US Regency Retail REIT I	Texas	US Southern Retail, LLC US Republic Core Fund, L.P. Regency Centers, L.P.	Common Stock Common Stock Common Stock	57.27 23.53 19.20	% % %
US Regency Retail I, LLC	Delaware	US Regency Retail REIT I Regency Centers, L.P.	Member Managing Member	99 1	% %
RC FL-King’s Crossing, LLC	Delaware	Regency Centers, L.P.	Member	100%
RC FL-Anastasia, LLC (fka MCW-RC FL-Anastasia, LLC)	Delaware	Regency Centers, L.P.	Member	100%
RC FL-Shoppes at 104, LLC (fka MCW-RC FL-Shoppes at 104, LLC)	Delaware	Regency Centers, L.P.	Member	100%
RC GA-Howell Mill, LLC (fka MCW-RC GA-Howell Mill Village, LLC)	Delaware	Regency Centers, LLC	Member	100%
MCD-RC CA-Amerige, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCD-RC El Cerrito Holdings, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCD-RC CA-El Cerrito, LLC	Delaware	MCD-RC El Cerrito Holdings, LLC	Member	100%
REG8 Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
REG8 Tassajara Crossing, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Plaza Hermosa, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Sequoia Station, LLC	Delaware	REG8 Member, LLC	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
REG8 Mockingbird Commons, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Sterling Ridge, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Prestonbrook Crossing, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Wellington, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Berkshire Commons, LLC	Delaware	REG8 Member, LLC	Member	100%
FL-Corkscrew Village Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
FL-Corkscrew Village, LLC	Delaware	FL-Corkscrew Village Member, LLC	Member	100%
FL-Naples Walk Shopping Center Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
FL-Naples Walk Shopping Center, LLC	Delaware	FL-Naples Walk Shopping Center Member, LLC	Member	100%
FL-Northgate Square Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
FL-Northgate Square, LLC	Delaware	FL-Northgate Square Member, LLC	Member	100%
FL-Westchase Center Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
FL-Westchase Center, LLC	Delaware	FL-Westchase Center Member, LLC	Member	100%
19330 Hawthorne, LLC	Delaware	Regency Centers, L.P.	Member	100%
1C Tustin Legacy, LLC	Delaware	Regency Centers, L.P.	Member	100%
60617 Balboa Mesa, LLC	Delaware	Regency Centers, L.P.	Member	100%
4S Regency Partners, LLC	Delaware	Regency Centers, L.P. 4S Ranch Company 1700, L.P.	Member Member	85 15	% %
Alba Village Phase II, LLC	Delaware	Regency Centers, L.P.	Member	100%
Alba Village Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Bartram Park Center, LLC	Delaware	Regency Centers, L.P. Real Sub, LLC	Managing Member Member	50 50	% %
Belleview Square, LLC	Delaware	Regency Centers, L.P.	Member	100%
Belmont Chase, LLC	Delaware	Regency Centers, L.P.	Member	100%
Bridges Insurance Company	South Carolina	Regency Centers, L.P.	Shareholder	100%
Buckwalter Bluffton, LLC	Delaware	Regency Centers, L.P.	Member	100%
Caligo Crossing, LLC	Delaware	Regency Centers, L.P.	Member	100%
CityLine-REG, LLC	Delaware	Regency Centers, L.P.	Member	100%
Clayton Valley Shopping Center, LLC	Delaware	Regency Centers, L.P.	Member	100%
Clybourn Commons-REG, LLC	Delaware	Regency Centers, L.P.	Member	100%
Colonnade Regency, L.P.	Delaware	Regency NC GP, LLC Regency Centers, L.P.	General Partner Limited Partner	1 99	% %
Corvallis Market Center, LLC	Delaware	Regency Centers, L.P.	Member	100%
CPGPI Regency Erwin, LLC	Delaware	Regency Centers, L.P. CPGPI Erwin Retail, LLC	Managing Member Member	55 45	% %

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
Fairfax Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Fairhope, LLC	Delaware	Regency Centers, L.P.	Member	100%
Fellsway Associates Holdings Company, LLC	Delaware	Regency Centers, L.P. Charter Fellsway, LLC Charter Fellsway Group, LLC	Member Member Member	75 24 1	% % %
Fellsway Associates, LLC	Delaware	Fellsway Associates Holdings Company, LLC	Member	100%
Fellsway Property, LLC	Delaware	Fellsway Associates Holdings Company, LLC	Member	100%
Fontainebleau Square, LLC	Delaware	Regency Centers, L.P.	Member	100%
Gateway 101, LLC	Delaware	Regency Centers, L.P.	Member	100%
Gateway Azco GP, LLC	Delaware	Regency Centers, L.P.	Member	100%
Gateway Azco LP, LLC	Delaware	Regency Centers, L.P.	Member	100%
AZCO Partners	Pennsylvania	Gateway Azco Partners GP, LLC Gateway Azco LP, LLC	General Partner Limited Partner	1 99	% %
Glen Oak Glenview, LLC	Delaware	Regency Centers, L.P.	Member	100%
Grand Ridge Plaza I, LLC	Delaware	Regency Centers, L.P.	Member	100%
Grand Ridge Plaza II, LLC	Delaware	Regency Centers, L.P.	Member	100%
Hibernia North, LLC	Delaware	Regency Centers, L.P.	Member	100%
Hickory Creek Plaza, LLC	Delaware	Regency Centers, L.P.	Member	100%
Hoadly Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Holly Park Property, LLC	Delaware	Regency Centers, L.P. Purser HP, LLC	Managing Member Member	99.273 .0727	% %
Hunters Lake Tampa, LLC	Delaware	Regency Centers, L.P. Harrison Bennett Properties, LLC	Managing Member Member	Interests Vary
Indian Springs at Woodlands, Ltd.	Texas	Indian Springs GP, LLC Regency Centers, L.P.	General Partner Limited Partner	0.1 99.9	% %
Indian Springs GP, LLC	Delaware	Regency Centers, L.P.	Member	100%
Indio Jackson, LLC	Delaware	Regency Centers, L.P.	Member	100%
Kent Place Regency, LLC	Delaware	Regency Centers, L.P. Kent Place Investors, LLC	Managing Member Member	50 50	% %
La Floresta Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
Lee Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
The Marketplace at Briargate, LLC	Delaware	Regency Centers, L.P.	Member	100%
Murfreesboro North, LLC	Delaware	Regency Centers, L.P.	Member	100%
NSHE Winnebago, LLC	Arizona	Regency Centers, L.P.	Member	100%
NTC-REG, LLC	Delaware	Regency Centers, L.P.	Member	100%
New Smyrna Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Northlake Village Shopping Center, LLC	Florida	Regency Centers, L.P.	Member	100%
Oakshade Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Ocala Corners, LLC	Delaware	Regency Centers, L.P.	Member	100%
Otay Mesa Crossing, LLC	Delaware	Regency Centers, L.P.	Member	100%
Parmer Tech Ridge, LLC	Delaware	Regency Centers, L.P.	Member	100%
Phillips Place Partners, LLC	North Carolina	Regency Centers, L.P. John Harris Phillips Place Management Company	Member Member Member	50 49 1	% % %
Regency Centers Acquisitions, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Centers Advisors, LLC	Florida	Regency Centers, L.P.	Member	100%
Red Bank Village, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Blue Ash, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Marinita-LaQuinta, LLC	Delaware	Regency Centers, L.P. Marinita Development Co.	Managing Member Member	Interests Vary
Regency NC GP, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency-Kleban Properties, LLC	Delaware

Regency Centers, L.P.

Brick Walk Associates, LLC

Pine Tree Ventures, LLC

Bright Star, LLC

1261 Post Road Associates, LLC

Kleban Holding Company, LLC

Kleban Holding Company II, LLC

Kleban Fairfield, LLC

Alida Kleban Holding Company, LLC

Sun Realty Associates, LLC

Kleban Development Company

FBW, LLC

			Member Member Member Member Member Member Member Member Member Member Member Member	80.0000 5.1676 1.1789 0.9871 1.3768 2.6451 0.7769 1.1790 0.8306 3.9009 0.4598 1.4973	% % % % % % % % % % % %
R-K Brick Walk I, LLC	Delaware	Regency-Kleban Properties, LLC	Member	100%
R-K Brick Walk II, LLC	Delaware	Regency-Kleban Properties, LLC	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
R-K Brick Walk III, LLC	Delaware	Regency-Kleban Properties, LLC	Member	100%
R-K Brick Walk IV, LLC	Delaware	Regency-Kleban Properties, LLC	Member	100%
R-K Brick Walk V, LLC	Delaware	Regency-Kleban Properties, LLC	Member	100%
R-K Fairfield I, LLC	Delaware	Regency-Kleban Properties, LLC	Member	100%
R-K Fairfield IV, LLC	Delaware	Regency-Kleban Properties, LLC	Member	100%
R-K Fairfield V, LLC	Delaware	Regency-Kleban Properties, LLC	Member	100%
R-K Black Rock I, LLC	Delaware	Regency-Kleban Properties, LLC	Member	100%
R-K Black Rock II, LLC	Delaware	Regency-Kleban Properties, LLC	Member	100%
R-K Black Rock III, LLC	Delaware	Regency-Kleban Properties, LLC	Member	100%
Regency Petaluma, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Remediation, LLC	Florida	Regency Centers, L.P.	Member	100%
Regency Village at Dublin, LLC	Delaware	Regency Centers, L.P.	Member	100%
Sandy Springs Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
SEPR Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Shops at Saugus, LLC	Delaware	Regency Centers, L.P.	Member	100%
Shops at Mira Vista Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Shoppes on Riverside Jax, LLC	Delaware	Regency Centers, L.P.	Member	100%
Signature Plaza, LLC	Delaware	Regency Centers, L.P.	Member	100%
Southpark Cinco Ranch, LLC	Delaware	Regency Centers, L.P.	Member	100%
Spring Hill Town Center, LLC	Delaware	Regency Centers, L.P.	Member	100%
T&R New Albany Development Company, LLC	Ohio	Regency Centers, L.P. Topvalco	Managing Member Member	50 50	% %
Tinwood, LLC	Delaware	Regency Centers, L.P. Real Sub, LLC	Managing Member Member	50 50	% %
Tinwood-Pebblebrooke, LLC	Delaware	Tinwood, LLC	Member	100%
Twin City Plaza Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
Twin City Plaza, LLC	Delaware	Twin City Plaza Member, LLC	Member	100%
UC Shopping Center, LLC	Delaware	Regency Centers, L.P.	Member	100%
Uncommon, LLC	Delaware	Regency Centers, L.P.	Member	100%
Uptown Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
Uptown District Regency, LLC	Delaware	Uptown Member, LLC	Member	100%
WFC-Purnell, L.P.	Delaware	Regency NC GP, LLC Regency Centers, L.P.	General Partner Limited Partner	1 99	% %
Willow Festival Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Willow Oaks Crossing, LLC	Delaware	Regency Centers, L.P.	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
Regency Realty Group, Inc.	Florida	Regency Centers, L.P.	Common Stock	100%
1488-2978 SC GP, LLC	Delaware	Regency Centers, L.P.	Member	100%
1488-2978 SC, L.P.	Texas	1488-2978 SC GP, LLC Regency Centers, L.P.	General Partner Limited Partner	1 99	% %
Bordeaux Development, LLC	Florida	Regency Realty Group, Inc.	Member	100%
Centerplace of Greeley III, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Culpeper Regency, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
East San Marco, LLC	Florida	Regency Realty Group, Inc.	Member	100%
Edmunson Orange Corp.	Tennessee	Regency Realty Group, Inc.	Common Stock	100%
Kulpsville Village Center LP, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Kulpsville Village Center, L.P.	Delaware	RRG Pennsylvania GP, Inc. Kulpsville Village Center LP, LLC	General Partner Limited Partner	1 99	% %
Lake Grove Commons Solar, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Lower Nazareth LP Holding, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Lower Nazareth Partner, LP	Delaware	Regency Realty Group, Inc. Lower Nazareth LP Holding, LLC	Limited Partner General Partner	100 0	% %
Lower Nazareth GP, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Lower Nazareth Commons, LP	Delaware	Lower Nazareth GP, LLC Lower Nazareth Partner, LP	General Partner Limited Partner	.5 99.5	% %
NorthGate Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Paso Golden Hill, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
RB Airport Crossing, LLC	Delaware	Regency Realty Group, Inc. Airport 6, LLC	Managing Member Member	88 12	% %
RB Augusta, LLC	Delaware	Regency Realty Group, Inc. P-6, LLC	Managing Member Member	96 4	% %
RB Schererville Crossings, LLC	Delaware	Regency Realty Group, Inc. WH41, LLC	Managing Member Member	Interests Vary
RB Schererville 101, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
RB Schererville 102, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
RB Schererville 103, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
RB Schererville 104, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
RB Schererville 105, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
RB Schererville 106, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
RB Schererville 107, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
Schererville GRG, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
LQR1, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
Baronhawks, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
RRG Mineral Holdings, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
RRG Net, LLC	Florida	Regency Realty Group, Inc.	Member	100%
Regency Solar, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Seminole Shoppes, LLC	Delaware	Regency Centers, L.P.	Member	100%
Shops at Highland Village GP, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Shops at Highland Village Development, Ltd.	Delaware	Shops at Highland Village GP, LLC Shops at Highland Village Development, Ltd.	General Partner Limited Partner	1 99	% %
Shops at Quail Creek, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Slausen Central, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Stonewall Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
RRG Pennsylvania GP, Inc.	Florida	Regency Realty Group, Inc.	Common Stock	100%
US Regency Hasley Canyon Village, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Blossom Valley, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Alden Bridge, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Bethany Park Place, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Shiloh Springs, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Willa Springs, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Dunwoody Hall, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Maynard Crossing, LLC	Delaware	US Regency Retail I, LLC	Member	100%
Clarendon Regency I, LLC	Delaware	Regency Centers, L.P.	Member	100%
Fort Worth Leasing and Management, LLC	Texas	Regency Centers, L.P.	Member	100%
Mellody Farm, LLC	Delaware	Regency Centers, L.P.	Member	100%
REG/AVB Market Commons, LLC	Delaware	Regency Centers Acquisition, LLC Avalon Arlington Acquisition, LLC	Member	70.37 29.63	% %
Springwoods Village Stuebner/Regency, LLC	Delaware	Regency Centers, L.P. Spring RRC I, LLC	Member	53 47	% %
Spring Stuebner RRC I Inc. (took ownership 3/4/16)	Delaware	Springwoods Village Stuebner/Regency, LLC	Member	100%
Westside Public Market, LLC	Delaware	Regency Centers, L.P. Carlin Co Community Co	Member	99.06 0.47 0.47	% % %

Entity	Jurisdiction	Owner(s)	Nature of Interest[1]	% of Ownership
Clarendon Regency II, LLC	Delaware	Regency Centers, L.P.	Member	100%
Clarendon Regency III, LLC	Delaware	Regency Centers, L.P.	Member	100%
Clarendon Regency IV, LLC	Delaware	Regency Centers, L.P.	Member	100%
Clarendon Regency V, LLC	Delaware	Regency Centers, L.P.	Member	100%
2C Tustin Legacy, LLC	Delaware	Regency Centers, L.P.	Member	100%
Market Common Apartment Retail, LLC	Delaware	REG/AVB Market Commons, LLC	Member	100%
Ocala Retail Partners II, LLC	Delaware	Regency Centers, L.P. Publix	Member	50 50	% %
Klahanie Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Commonwealth Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Bridgewater Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Midtown East Regency-ITB, LLC	Delaware	Regency Centers, L.P. I.T.B. Holdings, L.L.C.	Member	50 50	% %
The Village at Riverstone, LLC	Delaware	Regency Centers, L.P.	Member	100%
Columbia II Plaza Venezia, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Chimney Rock LQR, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
FV Commons, LLC	Delaware	Regency Centers, L.P.	Member	100%
Garden City Park, LLC	Delaware	Regency Centers, L.P.	Member	100%
Glenview-Reg, LLC	Delaware	Regency Centers, L.P.	Member	100%
Loveland Shopping Center, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Middle Creek Commons, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Pinecrest Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Lending, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Regency Opitz, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Springing Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
State Street Crossing, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Regency Goodwyn, LLC	Delaware	Regency Centers, L.P. Richmond Shopping Center, Inc. and Goodwyn Bros. General Partnership	Managing Member Member	60 40	% %
Regency Protective Trust, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Regency Grand Parkway/290 Retail, Ltd.	Texas	Regency Centers, L.P. HEB Grocery Company, LP	General Partner Limited Partner	50 50	% %

Listing of REITs

Name of Subsidiary	Jurisdiction of Organization	Holder(s) of Equity Interest	Nature of Equity Interest	Ownership Interest
C&C (US) No. 1, Inc.	Delaware	EQY-CSC, LLC	a. Common Stock	a. 100%
			b. Preferred Stock	b. 0% (125 preferred stock holders)

Listing of QRS’s

Name of Subsidiary	Jurisdiction of Organization	Holder(s) of Equity Interest	Nature of Equity Interest	Ownership Interest
Equity Asset Investor (Talega) LLC (f/k/a Equity Asset Investor (Talega) Inc.)	Florida	Regency Centers, L.P.	Member	100%
Equity One (Bridgemill) LLC (f/k/a Equity One (Bridgemill) Inc.)	Georgia	Regency Centers, L.P.	Member	100%
Equity One (Copps Hill) LLC (f/k/a Equity One (Copps Hill) Inc.)	Florida	Regency Centers, L.P.	Member	100%
Equity One (Florida Portfolio) LLC (f/k/a Equity One (Florida Portfolio) Inc.)	Florida	Regency Centers, L.P.	Member	100%
Equity One (Northeast Portfolio) LLC (f/k/a Equity One (Northeast Portfolio) Inc.)	Massachusetts	Regency Centers, L.P.	Member	100%
Equity One (Southeast Portfolio) LLC (f/k/a Equity One (Southeast Portfolio) Inc.)	Georgia	Regency Centers, L.P.	Member	100%
Equity One (Summerlin) LLC (f/k/a Equity One (Summerlin) Inc.)	Florida	Regency Centers, L.P.	Member	100%
Equity One (West Coast Portfolio) LLC (f/k/a Equity One (West Coast Portfolio) Inc.)	Florida	Regency Centers, L.P.	Member	100%
Equity One (Westport) LLC (f/k/a Equity One (Westport) Inc.)	Florida	Regency Centers, L.P.	Member	100%
Equity One Capital Management LLC (f/k/a Equity One Capital Management Inc.)	Florida	Regency Centers, L.P.	Member	100%
Equity One Realty & Management CA, Inc.	Delaware	C&C (US) No.1, Inc.	Common Stock	100%
Equity One Realty & Management FL LLC (f/k/a Equity One Realty & Management FL, Inc.)	Florida	Regency Centers, L.P.	Member	100%

Equity One Realty & Management NE LLC (f/k/a Equity One Realty & Management NE, Inc.)	Massachusetts	Regency Centers, L.P.	Member	100%
Equity One Realty & Management SE LLC (f/k/a Equity One Realty & Management SE, Inc.)	Georgia	Regency Centers, L.P.	Member	100%
EQY Portfolio Investor (DRA) LLC (f/k/a EQY Portfolio Investor (DRA) Inc.)	Florida	Regency Centers, L.P.	Member	100%
EQY Portfolio Investor (Empire) LLC (f/k/a EQY Portfolio Investor (Empire) Inc.)	Florida	Regency Centers, L.P.	Member	100%
EQY Portfolio Investor (GRI) LLC (f/k/a EQY Portfolio Investor (GRI) Inc.)	Florida	Regency Centers, L.P.	Member	100%
G.S. Associates Holding Corp.	Delaware	Equity One Realty & Management CA, Inc.	Common Stock	100%
IRT Management LLC (f/k/a IRT Management Company)	Georgia	Regency Centers, L.P.	Member	100%
Louisiana Holding LLC (f/k/a Louisiana Holding Corp.)	Florida	Regency Centers, L.P.	Member	100%
Marketplace Center, Inc.	California	Equity One Realty & Management CA, Inc.	Common Stock	100%
Skylake Protection and Indemnity, LLC (f/k/a Skylake Protection and Indemnity, Inc.)	New York	Regency Centers, L.P.	Common Stock	100%
Southbury Spirits Member, LLC (f/k/a Southbury Spirits Member, Inc.)	Connecticut	Regency Centers, L.P.	Member	100%
Willows Center Concord, Inc.	California	Equity One Realty & Management CA, Inc.	Common Stock	100%
Daly City Serramonte Center, LLC	Delaware	Equity One Realty & Management CA, Inc.	Member	100%
Willows Center Concord, LLC	California	Willows Center Concord, Inc.	Member	100%
Serramonte Center Holding Co. LLC	Delaware	Daly City Serramonte Center, LLC	Member	100%

Listing of TRS’s

Name of Subsidiary	Jurisdiction of Organization	Holder(s) of Equity Interest	Nature of Equity Interest	Ownership Interest
C&C Delaware, Inc.	Delaware	C&C (US) No.1, Inc.	Common Stock	100%
DIM Vastgoed N.V.	The Netherlands	Regency Centers, L.P.	Common Stock	100%
IRT Capital Corporation II	Georgia	Regency Centers, L.P.	Common Stock	100%
Equity One (Sunlake) Inc.	Florida	IRT Capital Corporation II	Common Stock	100%

Listing of DREs (SMLLCs or wholly owned JVs)

Name of Subsidiary	Jurisdiction of Organization	Holder(s) of Equity Interest	Nature of Equity Interest	Ownership Interest
5510-5520 Broadway LLC	Delaware	Regency Centers, L.P.	Member	100%
Equity One (Circle West) LLC	Delaware	Equity One Realty & Management CA, Inc.	Member	100%
Equity One (Compo Acres) LLC	Connecticut	Equity One Realty & Management CA, Inc.	Member	100%
Equity One (Culver) LLC	Delaware	621 Colorado Associates, LLC	Member	100%
Equity One (Darinor) LLC	Delaware	Equity One Realty & Management CA, Inc.	Member	100%
Equity One (Louisiana Portfolio) LLC	Florida	Louisiana Holding LLC (f/k/a Louisiana Holding Corp.)	Member	100%
Equity One (Metropolitan) LLC	Delaware	Equity One Realty & Management CA, Inc.	Member	100%
Equity One (Post Road) LLC	Connecticut	Equity One Realty & Management CA, Inc.	Member	100%
Equity One (Ralphs Circle) LLC	Delaware	Equity One Realty & Management CA, Inc.	Member	100%
Equity One (Sheridan Plaza) LLC	Florida	Regency Centers, L.P.	Member	100%
Equity One (Vons Circle) LLC	Delaware	Equity One Realty & Management CA, Inc.	Member	100%
Equity One (Westbury Plaza) LLC	Delaware	Regency Centers, L.P.	Member	100%
Equity One (Westport Village Center) LLC	Delaware	Regency Centers, L.P.	Member	100%
Escuela Shopping Center, LLC	Delaware	G.S Associates Joint Venture 326118	Member	100%
GRI-EQY (Concord) LLC	Delaware	EQY Portfolio Investor (GRI) LLC (f/k/a EQY Portfolio Investor (GRI) Inc.)	Member	100%
G.S. Associates - Joint Venture 326118 (general partnership)	California (principal place of business)	a. G.S. Associates Holding Corp.	a. Partnership Interests	0.1%
		b. Equity One Realty & Management CA, Inc.	b. Partnership Interests	99.9%

Harvard Collection LLC	Delaware	Regency Centers, L.P.	Member	100%
IRT Partners L.P.	Georgia	a. IRT Management LLC (f/k/a IRT Management Company)	a. Partnership Interests	99.9%
		b. Regency Centers, L.P.	b. Partnership Interests	0.1%
Southbury Spirits, LLC	Connecticut	Southbury Spirits Member, LLC (f/k/a Southbury Spirits Member, Inc.)	Member	100%
Sunlake-Equity Joint Venture	Florida	a. Equity One (Sunlake) Inc.	a. Joint Venture Interests	60.0%
		b. IRT Capital Corporation II	b. Joint Venture Interests	40.0%
Talega Village Center, LLC	Delaware	Talega Village Center JV, LLC	Member	100%

DREs under Equity One JV Portfolio LLC

Name of Subsidiary	Jurisdiction of Organization	Holder(s) of Equity Interest	Nature of Equity Interest	Ownership Interest
Equity One JV Sub Riverfront Plaza, LLC	Delaware	Equity One JV Portfolio, LLC	Member	100%
Equity One (Country Walk), LLC	Delaware	Equity One JV Portfolio, LLC	Member	100%
Equity One JV Sub Veranda, LLC	Delaware	Equity One JV Portfolio, LLC	Member	100%
Equity One JV Sub CT Path, LLC	Delaware	Equity One JV Portfolio, LLC	Member	100%
Equity One JV Sub Northborough, LLC	Delaware	Equity One JV Portfolio, LLC	Member	100%
Equity One JV Sub Grove, LLC	Delaware	Equity One JV Portfolio, LLC	Member	100%

List of Joint Ventures (taxed as partnerships)

Legal Name	Jurisdiction of Organization	Equity Interest Directly or Indirectly Held by Borrower	Nature of Equity Interest	Ownership Interest
621 Colorado Associates LLC	Delaware	a. Equity One Realty & Management CA, Inc.	Member	99%
		b. C&C Delaware, Inc.	Member	1%
EQY-CSC LLC	Delaware	a. Regency Centers, L.P.	Member	99.8%
		b. IRT Capital Corporation II	Member	0.2%
EQY Talega LLC	Delaware	a. Equity Asset Investor (Talega) LLC (f/k/a Equity Asset Investor (Talega) Inc.)	Member	99%
		b. IRT Capital Corporation II	Member	1%
Sunlake-Equity One LLC	Delaware	a. Regency Centers, L.P.	Member	60%
		b. IRT Capital Corporation II	Member	40%
Talega Village Center JV, LLC	Delaware	a. EQY Talega LLC	Member	99%
		b. IRT Capital Corporation II	Member	1%

1031 Entities

Name of Subsidiary	Jurisdiction of Organization	Holder(s) of Equity Interest	Nature of Equity Interest	Ownership Interest
Equity One (Norwalk) LLC	Delaware	a. CDECRE, LLC	Regular Member	100%
		b. Equity One (Northeast Portfolio) LLC (f/k/a Equity One (Northeast Portfolio) Inc.)	Special Member	100%
Equity One (San Carlos) LLC	Delaware	a. CDECRE, LLC	Regular Member	100%
		b. Equity One (West Coast Portfolio) LLC (f/k/a Equity One (West Coast Portfolio) Inc.)	Special Member	100%

SCHEDULE 6.1.(b), PART II

Ownership Structure

REGENCY CENTERS CORPORATION

Unconsolidated Affiliates

as of February 14, 2017

Entity	Jurisdiction	Owner(s)	Nature of Interest	% of Ownership
Columbia Cameron Village SPE, LLC	Delaware	Regency Centers, L.P. Columbia Perfco Partners, L.P.	Managing Member Member	30 70	% %
Columbia Cameron Village, LLC	Delaware	Columbia Cameron Village SPE, LLC	Member	100%
Columbia Regency Retail Partners, LLC	Delaware	Regency Centers, L.P. Columbia Perfco Partners, L.P.	Managing Member Member	20 80	% %
Columbia Crossroads Commons, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Retail Dulles, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Retail Geneva Crossing, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Retail Texas 3, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Retail Sweetwater Plaza, LP	Delaware	Columbia Retail Texas 3, LLC Columbia Regency Retail Partners, LLC	General Partner Limited Partner	1 99	% %
Columbia Retail Washington 1, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Cascade Plaza, LLC	Delaware	Columbia Retail Washington 1, LLC Columbia Regency Retail Partners, LLC	Managing Member Member	1 99	% %
Columbia Julington Village, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Palm Valley Marketplace, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Regency Partners II, LLC	Delaware	Regency Centers, L.P. Columbia Perfco Partners, L.P.	Managing Member Member	20 80	% %
Columbia II Broadway Market, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Burnt Mills Shopping Center, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest	% of Ownership
Columbia Cochran Commons, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Hollymead Town Center, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Hollymead, LLC	Delaware	Hollymead Town Center, LLC	Member	100%
Columbia II Johns Creek, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Lorton Station Marketplace Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Lorton Station Marketplace, LLC	Delaware	Columbia Lorton Station Marketplace Member, LLC	Member	100%
Columbia Lorton Station Town Center, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Marina Shores, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Plantation Plaza Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Plantation Plaza, LLC	Delaware	Columbia Plantation Plaza Member, LLC	Member	100%
Columbia II Rockridge Center, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Retail Shorewood Crossing, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%
Columbia Shorewood Crossing Phase 2 Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Shorewood Crossing Phase 2, LLC	Delaware	Columbia Shorewood Crossing Phase 2 Member, LLC	Member	100%
Columbia Shorewood Crossing Phase 3, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Signal Hill Two, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Signal Hill, LLC	Delaware	Signal Hill Two, LLC	Member	100%
Columbia Speedway Plaza Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Speedway Plaza, LLC	Delaware	Columbia Speedway Plaza Member, LLC	Member	100%
Columbia Sutton Square, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Holding, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Island Crossing, LLC	Delaware	Columbia II Holding, LLC	Member	100%
Columbia II Raley’s Center, LLC	Delaware	Columbia II Holding, LLC	Member	100%
Columbia II Village Plaza, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
GRI-Regency, LLC	Delaware	Global Retail Investors, LLC Regency Centers, L.P.	Member Managing Member	60 40	% %

Entity	Jurisdiction	Owner(s)	Nature of Interest	% of Ownership
GRI-Lake Grove, LLC	Delaware	GRI-Regency Lake Grove Member, LLC	Member	100%
GRI-Regency Lake Grove Member, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW PA-Mercer Square, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW PA-Newtown Square, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW PA-Warwick Plaza, LLC	Delaware	GRI-Regency, LLC	Member	100%
MCW-RC SC-Merchant’s, LLC (fka MCW-RC South Carolina, LLC)	Delaware	GRI-Regency, LLC	Member	100%
MCW-RC SC-Merchant’s Village Member, LLC	Delaware	MCW-RC SC-Merchant’s, LLC	Member	100%
MCW-RC SC-Merchant’s Village, LLC	Delaware	MCW-RC SC-Merchant’s Village Member, LLC	Member	100%
FW CA-Brea Marketplace Member, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW CA-Brea Marketplace, LLC	Delaware	FW CA-Brea Marketplace Member, LLC	Member	100%
U.S. Retail Partners Holding, LLC	Delaware	GRI-Regency, LLC	Member	100%
U.S. Retail Partners Member, LLC	Delaware	GRI-Regency, LLC	Member	100%
U.S. Retail Partners, LLC	Delaware	U.S. Retail Partners Holding, LLC U.S. Retail Partners Member, LLC	Managing Member Member	1 99	% %
FW CO-Arapahoe Village, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
FW CO-Cherrywood Square, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
FW MN-Rockford Road, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
FW CO-Ralston Square, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
FW MN-Colonial Square, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
USRP I Holding, LLC	Delaware	GRI-Regency, LLC	Member	100%
USRP I Member, LLC	Delaware	GRI-Regency, LLC	Member	100%
USRP I, LLC	Delaware	USRP I Holding, LLC USRP I Member, LLC	Managing Member Member	1 99	% %
FW NJ-Plaza Square, LLC	Delaware	USRP I, LLC	Member	100%
FW VA-Greenbriar Town Center, LLC	Delaware	USRP I, LLC	Member	100%
FW VA-Festival at Manchester, LLC	Delaware	USRP I, LLC	Member	100%
FW-Reg II Holdings, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW CA-Auburn Village, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW WI-Whitnall Square, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Bay Hill Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest	% of Ownership
FW CA-Five Points Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Mariposa Gardens Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Navajo Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Point Loma Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Rancho San Diego Village, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Silverado Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Snell & Branham Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Twin Oaks Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Ygnacio Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CT-Corbins Corner Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW DC-Spring Valley Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW IL-Riverside/Rivers Edge, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW IL-Riverview Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW IL-Stonebrook Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
USRP Willow East, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Ashburn Farm Village Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Centre Ridge Marketplace, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Fox Mill Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Kings Park Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Saratoga Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-The Village Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW WA-Aurora Marketplace, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW WA-Eastgate Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW WA-Overlake Fashion Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
Parkville Shopping Center, LLC	Maryland	FW-Reg II Holdings, LLC	Member	100%
FW-Reg II Holding Company Two, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW IL-McHenry Commons Shopping Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW CA-Granada Village, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest	% of Ownership
FW CA-Laguna Niguel Plaza, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW CA-Pleasant Hill Shopping Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW IL-Civic Center Plaza, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW IN-Willow Lake West, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW NJ-Westmont Shopping Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW NC-Shoppes of Kildaire, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW OR-Greenway Town Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
USRP LP, LLC	Delaware	GRI-Regency, LLC	Member	100%
USRP GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
US Retail Partners Limited Partnership	Delaware	USRP GP, LLC USRP LP, LLC Preferred Partners	General Partner Limited Partner Limited Partners	1 99 profit sharing	% %
FW MD Woodmoor Borrower, LLC	Delaware	US Retail Partners Limited Partnership	Member	100%
FW VA-Willston Centre II, LLC	Delaware	US Retail Partners Limited Partnership	Member	100%
FW Bowie Plaza GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
Capitol Place 1 Investment Limited Partnership	Maryland	FW Bowie Plaza GP, LLC Eastern Shopping Centers I, LLC	General Partner Limited Partner	1 99	% %
FW Woodholme GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
Woodholme Properties Limited Partnership	Maryland	FW Woodholme GP, LLC Eastern Shopping Centers I, LLC	General Partner Limited Partner	1 99	% %
FW Woodholme Borrower, LLC	Delaware	Woodholme Properties Limited Partnership	Member	100%
FW Southside Marketplace GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
Southside Marketplace Limited Partnership	Maryland	FW Southside Marketplace GP, LLC Eastern Shopping Centers I, LLC	General Partner Limited Partner	1 99	% %
FW Southside Marketplace Borrower, LLC	Delaware	Southside Marketplace Limited Partnership	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest	% of Ownership
FW Valley Centre GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
Greenspring Associates Limited Partnership	Maryland	FW Valley Centre GP, LLC Eastern Shopping Centers I, LLC	General Partner Limited Partner	1 99	% %
FW MD-Greenspring Borrower, LLC	Delaware	Greenspring Associates Limited Partnership	Member	100%
Eastern Shopping Centers I, LLC	Delaware	GRI-Regency, LLC	Member	100%
Cloppers Mill Village Center, LLC	Maryland	GRI-Regency, LLC Eastern Shopping Centers I, LLC	Member	100%
City Line Shopping Center Associates	Pennsylvania	US Retail Partners Limited Partnership City Line LP, LLC	General Partner Limited Partner	1 99	% %
City Line LP, LLC	Delaware	USRP LP, LLC	Member	100%
FW Allenbeth GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
Allenbeth Associates Limited Partnership	Maryland	FW Allenbeth GP, LLC Eastern Shopping Centers I, LLC	General Partner Limited Partner	1 99	% %
FW Weslyan GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW TX-Weslyan Plaza, L.P.	Delaware	FW Weslyan GP, LLC GRI-Regency, LLC	General Partner Limited Partner	1 99	% %
FW Woodway GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW TX-Woodway Collection, L.P.	Delaware	FW Woodway GP, LLC GRI-Regency, LLC	General Partner Limited Partner	1 99	% %
FW Gayton Crossing Holding, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW VA-Gayton Crossing Shopping Center, LLC	Delaware	FW Gayton Crossing Holding, LLC	Member	100%
RegCal, LLC	Delaware	California State Teachers Retirement System Regency Centers, L.P.	Member Managing Member	75 25	% %
RegCal Holding, LLC	Delaware	RegCal, LLC	Member	100%
CAR Apple Valley Square Member, LLC	Delaware	RegCal, LLC	Member	100%
CAR Apple Valley Square, LLC	Delaware	CAR Apple Valley Square Member, LLC	Member	100%
CAR Apple Valley Land, LLC	Delaware	RegCal, LLC	Member	100%
CAR Braemar Village, LLC	Delaware	RegCal, LLC	Member	100%
CAR Calhoun Commons, LLC	Delaware	RegCal, LLC	Member	100%
CAR Corral Hollow, LLC	Delaware	RegCal Holding, LLC	Member	100%
Five Corners Plaza Member, LLC	Delaware	RegCal, LLC	Member	100%

Entity	Jurisdiction	Owner(s)	Nature of Interest	% of Ownership
CAR Five Corners Plaza, LLC	Delaware	Five Corners Plaza Member, LLC	Member	100%
CAR Providence Commons, LLC	Delaware	RegCal, LLC	Member	100%
CAR Shops at the Columbia, LLC	Delaware	RegCal, LLC	Member	100%
KF-REG Holding, LLC	Delaware	RegCal, LLC	Member	100%
KF-REG Associates, LLC	Delaware	KF-REG Holding, LLC	Member	100%
King Farm Center, LLC	Delaware	KF-REG Associates, LLC	Member	100%
US Regency Retail REIT I	Texas	US Southern Retail, LLC US Republic Core Fund, L.P. Regency Centers, L.P.	Common Stock Common Stock Common Stock	57.27 23.53 19.20	% % %
US Regency Retail I, LLC	Delaware	US Regency Retail REIT I Regency Centers, L.P.	Member Managing Member	99 1	% %
Phillips Place Partners, LLC	North Carolina	Regency Centers, L.P. John Harris Phillips Place Management Company	Member Member Member	50 49 1	% % %
Regency Marinita-LaQuinta, LLC	Delaware	Regency Centers, L.P. Marinita Development Co.	Managing Member Member	Interests Vary
US Regency Hasley Canyon Village, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Blossom Valley, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Alden Bridge, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Bethany Park Place, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Shiloh Springs, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Willa Springs, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Dunwoody Hall, LLC	Delaware	US Regency Retail I, LLC	Member	100%
US Regency Maynard Crossing, LLC	Delaware	US Regency Retail I, LLC	Member	100%
Ocala Retail Partners II, LLC	Delaware	Regency Centers, L.P. Publix	Member	50 50	% %
Midtown East Regency-ITB, LLC	Delaware	Regency Centers, L.P. I.T.B. Holdings, L.L.C.	Member	50 50	% %
Columbia II Plaza Venezia, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Bartram Park Center, LLC	Delaware	Regency Centers, L.P. Real Sub, LLC	Member Member	50 50	% %
Tinwood, LLC	Delaware	Regency Centers, L.P. Real Sub, LLC	Member Member	50 50	% %
Tinwood-Pebblebrooke, LLC	Delaware	Tinwood, LLC	Member	100%
Equity One JV Portfolio, LLC	Delaware	EQY Portfolio Investor (Empire) LLC (f/k/a EQY Portfolio Investor (Empire) Inc.)	Managing Member	30%
		NY State Common Ret. Fund	Member

Entity	Jurisdiction	Owner(s)	Nature of Interest	% of Ownership
G&I VI South Florida Portfolio, LLC	Delaware	EQY Portfolio Investor (DRA) LLC (f/k/a EQY Portfolio Investor (DRA) Inc.) G&I VI Investment South Florida Portfolio LLC	Member Member	20%
Madison 2260 Realty LLC	New York	Unknown	Unknown	8.60%
Madison 1235 Realty LLC	New York	Unknown	Unknown	20.10%

SCHEDULE 6.1.(f)

Properties; Liens

Unencumbered Pool Properties

February 14, 2017

	Property Name	Pool Type	(Percent Funded)	Occupied
*	101 7th Avenue	Property		100.0%
*	1225-1239 Second Ave	Property		100.0%
*	200 Potrero	Property		55.1%
*	2400 PGA	Property		100.0%
*	90 - 30 Metropolitan Avenue	Property		100.0%
*	91 Danbury Road	Property		100.0%
*	Alafaya Commons	Property		88.8%
*	Alafaya Village	Property		90.3%
*	Ambassador Row	Property		93.5%
*	Ambassador Row Courtyards	Property		68.9%
	Anastasia Plaza	Property		98.4%
	Ashburn Farm Market Center	Property		98.8%
	Ashford Place	Property		100.0%
*	Atlantic Village	Property		97.0%
	Aventura Shopping Center	Property		84.8%
	Balboa Mesa Shopping Center	Property		100.0%
*	Banco Popular Building	Property		64.0%
	Belleview Square	Property		100.0%
	Belmont Chase	Property		100.0%
*	Bird 107 Plaza - 4Q16	Property		100.0%
*	Bird Ludlam	Property		96.3%
	Bloomingdale Square	Property		64.5%
*	Bluebonnet Village	Property		95.8%
*	Bluffs Square Shoppes	Property		93.9%
*	Boca Village Square	Property		96.3%
	Boulevard Center	Property		94.1%

	Property Name	Pool Type	(Percent Funded)	Occupied
	Boynton Lakes Plaza	Property		94.9%
*	Boynton Plaza	Property		95.8%
	Brentwood Plaza	Property		100.0%
	Briarcliff La Vista	Property		100.0%
	Bridgeton	Property		97.3%
	Brighten Park (fka Loehmanns Plaza Georgia)	Property		97.8%
*	Broadway Plaza	Property		93.0%
*	Broadway Plaza Outparcel 1	Property		75.0%
	Brooklyn Station on Riverside (fka Shoppes on Riverside)	Property		97.2%
*	Brookside Plaza	Property		95.1%
	Buckhead Court	Property		100.0%
*	Buckhead Station	Property		100.0%
	Buckley Square	Property		100.0%
	Caligo Crossing	Property		100.0%
	Cambridge Square	Property		100.0%
	Carmel Commons	Property		99.2%
	Carriage Gate	Property		86.6%
*	Cashmere Corners	Property		83.7%
	Centerplace of Greeley III Phase I	Property		64.7%
*	Centre Point Plaza	Property		98.1%
*	Chapel Trail Plaza	Property		100.0%
*	Charlotte Square	Property		70.4%
	Chasewood Plaza	Property		100.0%
*	Chastain Square	Property		98.4%
	Cherry Grove	Property		92.3%
	Chimney Rock	Development	27.3%	16.5%
*	Circle Center West	Property		100.0%
	CityLine Market	Property		100.0%
	CityLine Market Phase II	Property		100.0%
	Clayton Valley Shopping Center	Property		94.7%
	Clybourn Commons	Property		100.0%
	Cochran’s Crossing	Property		94.1%

	Property Name	Pool Type	(Percent Funded)	Occupied
	Colonnade Center	Property		100.0%
*	Compo Acres Shopping Center	Property		93.2%
*	Coral Reef Shopping Center	Property		100.0%
	Cornerstone Square	Property		87.6%
	Corvallis Market Center	Property		100.0%
	Costa Verde Center	Property		90.1%
*	Countryside Shops	Property		97.5%
	Courtyard Shopping Center	Property		100.0%
*	Crossroads Square	Property		100.0%
	Culpeper Colonnade	Property		98.8%
*	Culver Center	Property		97.1%
*	Danbury Green	Property		100.0%
	Dardenne Crossing	Property		100.0%
*	Darinor Plaza	Property		100.0%
	Delk Spectrum	Property		93.8%
	Diablo Plaza	Property		100.0%
	Dunwoody Village	Property		94.4%
	East Pointe	Property		98.7%
	East Washington Place	Property		100.0%
	El Camino Shopping Center	Property		98.4%
	El Norte Pkwy Plaza	Property		94.5%
*	Elmwood Oaks Shopping Center	Property		100.0%
	Encina Grande	Property		100.0%
	Fairfax Shopping Center	Property		58.7%
	Fairfield Center	Property		97.0%
	Falcon Marketplace	Property		93.8%
	Fenton Marketplace	Property		97.1%
	Fleming Island	Property		99.3%
	Folsom Prairie City Crossing	Property		98.7%
	Fountain Square	Property		96.4%
	French Valley Village Center	Property		100.0%
	Friars Mission Center	Property		100.0%

	Property Name	Pool Type	(Percent Funded)	Occupied
*	Ft. Caroline	Property		100.0%
	Garden City Park	Property		96.4%
	Garden Square	Property		100.0%
	Gateway 101	Property		100.0%
	Gateway Shopping Center	Property		94.8%
	Gelson’s Westlake Market Plaza	Property		100.0%
	Glen Oak Plaza	Property		95.2%
*	Glengary Shoppes	Property		90.6%
	Glenwood Village	Property		100.0%
	Golden Hills Promenade	Property		98.9%
	Grande Oak	Property		98.2%
*	Greenwood Shopping Centre	Property		92.1%
*	Hammocks Town Center	Property		99.6%
	Hancock	Property		98.0%
	Harpeth Village Fieldstone	Property		100.0%
	Harris Crossing	Property		92.9%
	Heritage Plaza	Property		98.6%
	Hibernia Pavilion	Property		89.6%
	Hickory Creek Plaza	Property		100.0%
	Hillcrest Village	Property		100.0%
	Hilltop Village	Property		91.1%
	Hinsdale	Property		97.8%
	Holly Park	Property		93.3%
*	Homestead	Property		100.0%
	Hyde Park	Property		99.3%
	Indian Springs Center	Property		100.0%
	Indio Towne Center	Property		92.4%
	Inglewood Plaza	Property		100.0%
	Jefferson Square	Property		49.3%
	Keller Town Center	Property		96.9%
*	Kirkman Shoppes	Property		94.3%
	Klahanie Shopping Center	Property		93.3%

	Property Name	Pool Type	(Percent Funded)	Occupied
	Kroger New Albany Center	Property		100.0%
*	Lake Mary Centre	Property		94.0%
	Lake Pine Plaza	Property		100.0%
	Lebanon/Legacy Center	Property		100.0%
	Littleton Square	Property		100.0%
	Lloyd King Center	Property		96.9%
	Lower Nazareth Commons	Property		94.2%
*	Magnolia Shoppes	Property		100.0%
*	Mandarin Landing	Property		95.1%
	Market at Preston Forest	Property		100.0%
	Market at Round Rock	Property		100.0%
	Market at Springwoods Village	Development	49.6%	0.0%
	Market Common Clarendon	Property		71.5%
	Marketplace at Briargate	Property		91.8%
	Marketplace Shopping Center	Property		88.8%
	Maxtown Road (Northgate)	Property		100.0%
*	Medford	Property		3.7%
	Millhopper Shopping Center	Property		100.0%
	Monument Jackson Creek	Property		100.0%
	Morningside Plaza	Property		98.8%
	Murrayhill Marketplace	Property		85.9%
	Naples Walk Shopping Center	Property		93.9%
	Newberry Square	Property		83.3%
	Newland Center	Property		99.1%
	Nocatee Town Center	Property		89.6%
*	North Bay Village	Property		0.0%
	North Hills	Property		98.7%
	Northgate Marketplace	Property		100.0%
	Northgate Marketplace Ph II	Development	91.1%	77.4%
	Northgate Square	Property		98.2%
	Northlake Village	Property		91.5%
	Oakbrook Plaza	Property		95.4%

	Property Name	Pool Type	(Percent Funded)	Occupied
	Oakleaf Commons	Property		90.5%
*	Old Kings Commons	Property		99.0%
	Old St Augustine Plaza	Property		100.0%
*	Pablo Plaza	Property		86.2%
	Panther Creek	Property		100.0%
*	Pavilion	Property		91.2%
	Persimmon Place	Property		100.0%
*	Piedmont Peachtree Crossing	Property		98.7%
	Pike Creek	Property		93.6%
*	Pine Island	Property		93.8%
	Pine Lake Village	Property		100.0%
*	Pine Ridge Square	Property		98.3%
	Pine Tree Plaza	Property		90.7%
*	Plaza at St. Lucie West	Property		100.0%
*	Plaza Escuela	Property		89.9%
*	Pleasanton Plaza	Property		93.9%
*	Point Royale Shopping Center	Property		89.1%
*	Post Road Plaza	Property		100.0%
*	Potrero Center	Property		84.2%
	Powell Street Plaza	Property		100.0%
	Powers Ferry Square	Property		74.3%
	Powers Ferry Village	Property		100.0%
*	Prosperity Centre	Property		100.0%
*	Ralphs Circle Center	Property		100.0%
	Red Bank Village	Property		100.0%
	Regency Commons	Property		100.0%
	Regency Square	Property		95.9%
*	Ridge Plaza	Property		99.2%
	Rona Plaza	Property		100.0%
	Russell Ridge	Property		98.6%
*	Ryanwood Square	Property		93.1%
*	Salerno Village Square	Property		100.0%

	Property Name	Pool Type	(Percent Funded)	Occupied
	Sammamish-Highlands	Property		100.0%
*	San Carlos Marketplace	Property		100.0%
	San Leandro Plaza	Property		100.0%
	Sandy Springs	Property		88.6%
*	Sawgrass Promenade	Property		93.2%
*	Serramonte Center	Property		97.2%
*	Shaw’s at Plymouth	Property		100.0%
*	Shaw’s at West Roxbury	Property		100.0%
	Sherwood Crossroads	Property		93.8%
	Shoppes @ 104	Property		97.4%
	Shoppes at Homestead (fka Loehmanns Plaza California)	Property		100.0%
*	Shoppes at Lago Mar	Property		98.7%
*	Shoppes at Sunlake Centre	Property		91.8%
*	Shoppes of Jonathan’s Landing	Property		100.0%
*	Shoppes of Silver Lakes	Property		96.6%
*	Shoppes of Sunset - 3Q16	Property		73.2%
*	Shoppes of Sunset II - 3Q16	Property		65.7%
	Shops at Arizona	Property		60.4%
	Shops at County Center	Property		91.6%
*	Shops at Hampton Oaks	Property		48.6%
	Shops at John’s Creek	Property		100.0%
	Shops at Mira Vista	Property		100.0%
	Shops at Quail Creek	Property		96.5%
	Shops at Saugus	Property		94.4%
*	Shops at Skylake	Property		98.4%
	Shops at Stonewall	Property		99.1%
	Shops on Main	Property		97.9%
*	Siegen Village	Property		98.4%
	South Bay Village	Property		100.0%
*	South Beach Regional	Property		98.1%
*	South Point	Property		91.9%
*	Southbury Green	Property		97.5%

	Property Name	Pool Type	(Percent Funded)	Occupied
	Southcenter	Property		100.0%
	Southpark at Cinco Ranch	Property		99.2%
	Southpoint Crossing	Property		93.9%
	Starke	Property		100.0%
*	Star’s at Cambridge	Property		100.0%
*	Star’s at Quincy	Property		100.0%
	Strawflower Village	Property		94.6%
	Stroh Ranch	Property		98.5%
*	Summerlin Square Outparcel	Property		50.2%
	Suncoast Crossing	Property		92.0%
*	Tamarac Town Square	Property		88.8%
	Tanasbourne Market	Property		100.0%
*	TD Bank Skylake	Property		100.0%
*	The Gallery At Westbury Plaza	Property		99.5%
*	The Harvard Collection	Property		87.9%
	The Hub Hillcrest Market (fka Uptown District)	Property		97.6%
*	The Marketplace	Property		98.0%
	The Village at Riverstone	Development	42.3%	0.0%
*	Town and Country	Property		97.9%
	Town Square	Property		100.0%
	Tustin Legacy	Development	50.5%	0.0%
	Twin City Plaza	Property		93.2%
	Twin Peaks	Property		96.9%
*	Unigold Shopping Center	Property		93.3%
	Valencia Crossroads	Property		100.0%
	Village at La Floresta	Property		100.0%
	Village at Lee Airpark	Property		97.9%
	Village Center	Property		99.9%
	Walker Center	Property		92.4%
*	Walmart at Norwalk	Property		100.0%
*	Waterstone Plaza	Property		100.0%
	Welleby Plaza	Property		91.0%

	Property Name	Pool Type	(Percent Funded)	Occupied
*	West Bird Plaza	Property		100.0%
*	West Lake Shopping Center	Property		96.0%
	West Park Plaza	Property		100.0%
	Westchester Commons (fka Westbrook Commons)	Property		97.6%
	Westchester Plaza	Property		100.0%
	Westlake Village Plaza and Center	Property		100.0%
*	Westport Office	Property		50.0%
*	Westport Outparcels	Property		100.0%
*	Westwood - 5471 Citgo	Property		100.0%
*	Westwood - Bowlmor Lanes	Property		100.0%
*	Westwood - Manor Care	Property		0.0%
*	Westwood Center II	Property		70.5%
*	Westwood Complex	Property		100.0%
*	Westwood Shopping Center	Property		98.7%
*	Westwood Towers	Property		100.0%
	Westwood Village	Property		96.7%
*	Whole Foods at Swampscott	Property		100.0%
*	Williamsburg at Dunwoody	Property		77.6%
	Willow Oaks	Property		92.9%
	Woodcroft Shopping Center	Property		95.7%
	Woodman Van Nuys	Property		100.0%
	Woodmen Plaza	Property		94.1%
	Woodside Central	Property		100.0%
*	Young Circle Shopping Center	Property		95.5%
*	EQY property

SCHEDULE 6.1.(g)

Indebtedness and Guaranties

Regency Centers Corporation

Effective
LenderCollateralContractual RateRate (1)Maturity12/31/1612/31/15
Secured Debt - Fixed Rate Mortgage Loans
Midland Loan ServicesHilltop Village5.6%04/06/16-7,500
Berkadia Commercial MortgageNaples Walk6.2%08/11/16-14,453
Jefferson PilotPeartree Village8.4%06/01/176,1536,336
Allianz Life Insurance Company4S Commons Town Center6.0%06/10/1762,50062,500
Bank of AmericaGrand Ridge Plaza5-8%07/01/1710,93111,125
Metropolitan Life Insurance CompanyCorkscrew Village6.2%OS/Ol/177,3437,642
TIAA-CREFWest chase5.5%07/10/136,6236,941
Guardian Life Insurance CompanyAmerige Heights Town Center6.1%12/01/1816,10516,349
Guatdian Life Insurance CompanyEl Cerrito Plaza6.4%12/01/1837,23737,989
Allianz Life Insurance CompanyTassajara Crossing7.B%07/10/1919,80019,800
Allianz Life Insurance CompanyPlaza Hermosa7.8%07/10/1913,80013,800
Allianz Life Insurance CompanySequoia Station7.8%07/10/1921,10021,100
Allianz Life Insurance CompanyMockingbird Commons7.8%07/10/1910,30010,300
Allianz Life Insurance CompanySterling Ridge7.8%07/10/1913,90013,900
Allianz Life Insurance CompanyFrisco Preston brook7.8%07/10/196,8006,800
Allianz Life Insurance CompanyWellington Town Square7.9%07/10/1912,80012,800
Allianz Life Insurance CompanyBerkshire Com mons7.8%07/10/197,5007,500
Allianz Life Insurance CompanyWillow Festival5.8%01/10/2039,50539,505
Nationwide BankKent Place3.3%04/01/203,2508,250
CUNA Mutal Insurance SocietyOcala Comers6.5%04/01/204,6154,326
PNC BanKFellsway Plaza3.4%(2)10/16/2034,60034,154
Wells FargoUniversity Commons5.5%01/10/2137,53238,000
John Hancock Life Insurance CompanyKirkwood Commons7.7%10/01/229,97B10,528
TD BankBlack Rock Shopping Center2.B%CI104/01/2320,00019,828
State Farm Life Insurance CompanyTech Ridge Center5.8%06/01/237,7843,741
TD BankBrick Walk Shopping Center3.2%:4111/01/2333,00031,514
Great-West Life & Annuity Insurance CoErwin Square3.8%09/01/2410,00010,000
Prudential Insurance Co of AmericaSeminole Snoopes3.4%:ri10/05/24-9,698
NYIIM Real Estate GroupOak Shade Town Center6.1%05/10/283,6959,210
City of RollingrwoodShops at Mira Vista8.0%03/01/32242250
Unamortized premiums on assumed debt of acquired properties and issuance costs ( )4,6627,494
Total Fixed Rate Mortgage Loans5.8%6.0%1471,755509,368
Unsecured Debt
Debt Offering (6/5/07)Fixed-rate unsecured5.9%06/15/17-300,000
Debt Offering (6/2/10)Fixed-rate unsecured6.0%06/15/20150,000150,000
Debt Offering (10/7/10)Fixed-rate unsecured4.8%04/15/21250,000250,000
Debt Offering (5/16/14)Fixed-rate unsecured3.8%06/15/24250,000250,000
Debt Offering (8/17/15)Fixed-rate unsecured3.9%11/01/25250,000250,000
£265 Million Term LoanFixed-rate unsecured2.0%:t|01/05/22265,000165,000
£800 Million Line of CreditVariable-rate unsecuredLIBOR + 0.925%C7’05/13/1913,000
Unamortized debt discount and issuance costs 61(9,335)(10,083)
Total Unsecured Debt, Net of Discounts3.9%4.8%$1,170,6651,354,917
Total4.5%5.1%$1.642,4201,864,235
1 Effective January 1, 2016, the Company adopted ASU 2015-03 resulting in debt issue costs, previously recognized as a deferred asset, being reclassified as a direct deduction from the carrying amount of the debt liability, net of accumulated amortization, with the exception of Line of credit costs remaining as an asset.

Summary of Unsecured Debt Covenants and Leverage Ratios
December 31, 2016
Outstanding Unsecured Credit Facilities and Unsecured Public Debt: Origination Maturity Rate Balance
$800 Million Line of Credit11 05/13/15 05/13/19 LIBOR + 0.925% $ 15,000
$265 Million Term Loan(2) 07/07/16 01/05/22 LIBOR + 0.950% $ 265,0OO
Unsecured Public Debt: 06/02/10 06/15/20 6.000% $ 150,000
10/07/10 04/15/21 4.800% $ 250,000
05/16/14 06/15/24 3.750% $ 250,000
08/17/15 11/01/25 3.900% $ 250,000
Unsecured Public Debt Covenants: Required 9/30/16 6/30/16 3/31/16 12/31/15
Fair Market Value Calculation Method Covenants(3)
Total Consolidated Debt to Total Consolidated Assets <- 65% 25% 30% 29% 30%
Secured Consolidated Debt to Total Consolidated Assets £ 40% 7% 7% 8% 8%
Consolidated Income for Debt Service to consolidated Debt Service £ 1.5x 4.3x 4.4x 4.1x 3.3%
Unencumbered Consolidated Assets to Unsecured Consolidated Debt >150% 479% 346% 380% 376%
Note: Debt covenant disclosure is in arrears due to current quarter calculations being dependent on the Company’s most recent Form 10-Q or Form 10-K filing.
(i) Rate applies to drawn balance only. Additional annual facility fee of 0.15% applies to entire $800 million line of credit. Maturity is subject to two additional six-month periods at the Company’s option.
An interest rate swap is in place to fix the interest rate at 2.00% through maturity.
(3) For a complete listing of all Debt Covenants related to the Company’s Senior Unsecured Notes, as well as definitions of the above terms, please refer to the Company’s filings with the Securities and Exchange Commission.
Ratios: 12/31/16 9/30/16 6/30/16 3/31/16 12/31/15
Consolidated Only
Net debt to total market capitalization 17.7% 15.8% 18,4% 19.1% 20.8%
Net debt to real estate assets, before depreciation 31.1% 30.6% 38,1% 37.3% 37.8%
Net debt to total assets, before depreciation 29.0% 28.7% 35.6% 34.8% 35.3%
Net debt + preferred to total assets, before depreciation 34.8% 34.6% 41,6% 41.1% 41.5%
Net debt to Core EBITDA - TTM 3.6x 3.6x 4.6x 4.3x 4.4x
Fixed charge coverage 4.Ox 3.8x 3,6k 3.4x 3.3x
Fixed charge coverage excluding preferreds 4.7x 4.4x 4,1k 3.9x 3.8x
Interest coverage 5.3x 4.9x 4.6x 4.4x 4.2x
Unsecured assets to total real estate assets 83.0% 83.0% 32,5% 832% 80.3%
Unsecured NOT to total NOT - TTM 81.5% 81.2% 30.7% 30.9% 80.5%
Unencumbered assets to unsecured debt 347% 349% 265% 272% 265%
Total Pro-Rata Share
Net debt to total market capitalization 21,4% 19.4% 21,7% 22.7% 24.7%
Net debt to real estate assets, before depreciation 34.6% 34.3% 41,0% 40.5% 41.0%
Net debt to total assets, before depreciation 32.4% 32.2% 38.3% 37.9% 38.3%
Net debt + preferred to total assets, before depreciation 37.5% 37.4% 43,5% 43.4% 43.7%
Net debt to Core EBITDA - TTM 4.4x 4.4x 5,3x 5.1x
Fixed charge coverage 3.3x 3.2x 3,0x 2.9x 2.8x
Fixed charge coverage excluding preferreds 3.8x 3.5x 3,3x 3.2k 3.0x
Interest coverage 4.4x 4.1x 3.9x 3.7x 3.5x

Summary of Unconsolidated Debt
December 31, 2016 and 2015 (in thousands)
Total Debt Outstanding: 12/31/16 12/31/15
Motgage loans payable:
Fixed rate secured loans $ 1,290,296 1,383,319
Unsecured credit fidelities variable rate 19,635 9,760
Total s 1,309,931 1,393,079
Schedule of Maturities bv Year: Scheduled
Principal
Payments Mortgage Loan Maturities Unsecured
Maturities Total Regency’s Pro Rata Share Weighted Average Contractual Interest Rate on Maturities
2017 17,795 _ 19,635 37,430 10,505 2.3%
2018 18,983 67,022 - 86,005 27,799 5.1%
2019 18,231 65,939 - 84,170 21,766 7.4%
2020 15,133 222,199 - 237,332 35,660 5.8%
2021 10,674 211,432 - 222,106 32,306 4.7%
2022 7,569 195,702 - 203,271 73,369 4.2%
2023 2,631 125,108 - 127,739 51,053 4.9%
2024 380 33,690 - 34r070 13,760 3.9%
2025 - 137,000 - 137,000 41,400 3.6%
2026 - 101,000 - 101,000 44,400 3.8%
>10 Years - 50,000 - 50,000 20,000 4.0%
Unamortized debt premium/(discount) and issuance costs(21) - (10,192) - (10,192) (3,488)
$ 91,396 1,196,900 19,635 1,309,931 469,030 4.7%
Percentage of Total Debt: 12/31/16 12/31/15
Fixed 93.5% 99.3%
Variable 1.5% 0.7%
Current weighted average Contractual Interest Rates:(31)
Fixed 4.8% 5,0%
Variable 2.3% 1,9%
Combined 4.7% 5,0%
Current Weighted Average Effective Interest Rates:(4)
Combined 4.9% 5,2%
Average Years to Maturity:
Fixed 5,7 5.9
Variable 0.9 1.9
(1)Includes unsecured credit facility.
(2) Effective January 1, 2016, the Company adopted ASU 2015-03 resulting in debt issue costs, previously recognized as a deferred asset, being reclassified as a direct deduction from the carrying amount of the debt liability, net of accumulated amortization, with the exception of Line of Credit costs remaining as an asset.
(3) Interest rates are calculated as of the quarter end.
(4) Effective interest rates are calculated in accordance with US GAAP, as of the quarter end, and include the impact of debt premium/(discount) amortization, issuance cost, amortization, interest rate swaps, and facility and unused fees.

DEBT SUMMARY
September 30, 2016 (unaudited)
(dollars in thousands)
September 30, 2016 December 31, 2015 December 31, 2014
Fixed rate debt $ 729,474 S 772,680 S 1,042,914
Variable rate debt - swapped to fixed rate ® 250.000 250,000 250,000
Variable rate debt - unhedged 317,750 348,750 37.000
Total debt S 1.297.224 $ 1,371,430 $ 1,329,914
% Fixed rate debt 56.2% 56.4% 78.4%
% Variable rate debt - swapped to fixed rate 19.3% 18.2% 188%
% Variable rate debt - unhedged 24.5% 25.4% 2.8%
Total 100.0°. 100.0% 100 0%
Secured mortgage debt $ 257,224 $ 282,029 $ 311,778
Unsecured debt 1,040,000 1,089,401 1,018,136
Total debt S 1,297,224 $ 1,371,430 $ 1,329,914
% Secured mortgage debt 19.8% 20.6% 23.4%
% Unsecured debt 80.2% 79.4% 76.6%
Total 100 0% 100.0% 100 0%
Total market capitalization (see page 18) $ 5,741,638 S 5,195,485 S 4,778,523
% Secured mortgage debt 4.5% 5.4% 6.5%
% Unsecured debt 18.1% 21.0% 21.3%
Total debt: Total market capitalization 22.6% 26.4% 27.8%
Weighted average interest rate on secured mortgage debt(1) 4.92% 5.61% 6.03%
Weighted average interest rate on unsecured senior notes(2) 3.79% 4.75% 5.02%
Weighted average interest rate on term loans 2.15% 2.01% 2.62%
Weighted average interest rate on total debt(2)(3) 3.39% 3.92% 4.80%
Weighted average interest rate on revolving credit facility(2) 1.53% 1.47% 1.22%
Weighted average maturity on secured mortgage debt 6.2 Years 3.6 years 4.4 years
Weighted average maturity on unsecured senior notes 7.6 Years 4.6 years 4.3 years
Weighted average maturity on term loans 3.2 Years 4.0 years 4.1 years
Weighted average maturity on total debt (3) 5.6 Years 4.1 years 4.3 years
Note: All amounts and calculations exclude unamortized unaccreted premium / (discount) on mortgage loans and senior notes and include secured mortgage loans related to properties held for sale.(1)The company has interest rate swaps which convert the LIBOR rate applicable to its S250.0 million term loan to a fixed interest rate, providing an effective weighted average fixed interest rate under the loan agreement of 2.62% per annum for all periods presented.
Weighted average interest rates are calculated based on balances outstanding at the respective dates.
Weighted average maturity on total debt and weighted average interest rate on total debt excludes amounts drawn under the revolving credit facility, which expires on February 1, 2021.

DEBT MATURITY SCHEDULE
September 30, 2016 (unaudited)
(dollars in thousands)
Year Secured Debt Unsecured Debt Deferred Financing Costs and Premium (Discount) Scheduled Amortization Total Weighted Average Interest Rate at Maturity Percent of Debt Maturing
Scheduled
Amortization Balloon
Payments Revolving Credit Facility Senior
Notes Term
Loans
2016 t 1,578 $ s $ s $ (339) s 1,239% 0.1%
2017 6,567 (1,350) 5,217 0.0% 0.4%
201S 6,767 82,504 —— (1,324) 87,947 4.8% (1) 6.8%
2019 5,542 18,330 — — 250.000 (998) 272,874 2.9% 21.1%
2020 5,471 — — — 225,000 (1.099) 229,372 1.6% 17.8%
2021 5,398 12,581 65.000 — — (786) 82,193 5.9% 6.4%
2022 5,136 — — 300.000 — (749) 304,387 3 8% 23.6%
2023 5,345 1,221 — — — (395) 6,171 7.5% 0.5%
2024 2,939 — — — — (369) 2,570 — 0.2%
Thereafter 9,845 88,000 — 200.000 — (523) 297,322 3 8% 23.1%
Total 54.588 S 202,636 65.000 S 500.000 S 475.000 S (7,932) S 1,289,292 3.3% (1) 100.0%
(1) Excludes the revolving credit facility Including the amounts drawn under the revolving credit facility, the weighted average interest rate would be 2.2% for 2021 and 3.2% in total.

DEBT BY INSTRUMENT
September 30, 2016 (unaudited)
(dollars in thousands)

Debt Instrument	Maturity Date	Rate	September 30, 2016	December 31, 2015	Percent of Overall Debt Maturing
Mortgage loans					
1225-1239 Second Avenue [(1)]	06/01/2016	6.325%	$ —	$ 16,020	—
Glengary Shoppes [(1)]	06/11/2016	5.750%	—	15,217	—%
Magnolia Shoppes [(1)]	07/11/2016	6.160%	—	13,010	—%
Culver Center [(2)]	05/06/2017	5.580%	—	64,000	—%
Concord Shopping Plaza [(3)]	06/28/2018	1-month LIBOR + 1.35%	27,750	27,750	2.2%
Sheridan Plaza	10/10/2018	6.250%	57,444	58,330	4.5%
1175 Third Avenue	05/01/2019	7.000%	6,025	6,241	0.5%
The Village Center	06/01/2019	6.250%	14,504	14,825	1.1 %
BridgeMill	05/05/2021	7.940%	6,153	6,462	0.5%
Circle Center West/Talega Village Center [(4)] [(5)]	10/01/2021	5.010%	10,593	10,793	0.8%
Westport Plaza	08/01/2023	7.490%	3,182	3,340	0.2%
Aventura Square / Oakbrook Square / Treasure Coast Plaza	02/28/2024	6.500%	19,294	20,756	1.5%
Westbury Plaza	02/01/2026	3.760%	88,000	—	6.8%
Von's Circle Center	10/10/2028	5.200%	8,973	9,366	0.7%
Copps Hill	01/01/2029	6.060%	15,306	15,919	1.2%
Total mortgage loans (11 loans outstanding)	**6.15 years**	**4.92%** [(6)]	**$ 257,224**	**$ 282,029**	**20.0%**
Unamortized deferred financing costs and unamortized/unaccreted premium/(discount)			(1,505)	1,430	(0.2%)
Total mortgage loans (including unamortized/unaccreted premium/(discount))			**$ 255,719**	**$ 283,459**	**19.8%**
Senior notes					
6.25% senior notes [(7)]	01/15/2017	6.250%	$ —	$ 101,403	—
6.00% senior notes [(8)]	09/15/2017	6.000%	—	116,998	— %
3.75% senior notes	11/15/2022	3.750%	300,000	300,000	23.3 %
3.81% series A senior notes	05/11/2026	3.810%	100,000	—	7.7 %
3.91% series B senior notes	08/11/2026	3.910%	100,000	—	7.8 %
Total senior notes	**7.57 years**	**3.79%** [(6)]	**$ 500,000**	**$ 518,401**	**38.8 %**
Unamortized deferred financing costs and unamortized/unaccreted premium/(discount)			(3,882)	(3,029)	(0.3%)
Total senior notes (including unamortized deferred financing costs and unamortized/unaccreted premium/(discount))			**$ 496,118**	**$ 515,372**	**38.5 %**

See footnotes on following page.

Debt Instrument Maturity
Date Rate September 30, 2016 December 31, 2015 Percent of Overall Debt Maturing
Mortgage loans
1225-1239 Second Avenue (1) 06/01/2016 6.325% * — S 16,020 —
glengarry Shopper (1) 06/11/2016 5.750% — 15.217 —%
Magnolia Shoppes ( 07/11/2016 6.160% — 13,010 —%
Culver Center (2) 05/06 2017 5.580% — (54,000 —%
Concord Shopping Plaza (3) 06/28/2018 1 -month LIBOR +
1.35% 17,750 27,750 2.2%
Sheridan Plaza 10/10/2018 6.250% 57,444 58,330 4.5%
1175 third Avenue 05/010019 7.000% 6,025 6,241 0.5%
The Village Center 0601.2019 6.250% 14,504 14,825 1.1%
Bridge Mill 05/050021 7.940% 6,153 6,462 0.5%
Circle C enter West Talega Village C enter(4) (5) 10/01/2021 5.010% 10,593 10,793 0.8%
Westport Plaza 08/01/2023 7.490% 3,182 3,340 0.2%
Aventura Square / Oak brook Square / Treasure Coast Plaza 02/28/2024 6,500% 19,294 20,756 1.5%
West bury Plaza 02/01/2026 3.760% 88,000 — 6.8%
Von’s Circle Center 10/10/2028 5.200% 8,973 9,366 0.7%
coops Hill 01/010029 6.060% 15,306 15,919 1.2%
Total mortgage loans (11 loans outstanding) 6.15 years 4.9:% (b) S 257,224 t 282,029 20,0%
Unamortized deferred financing costs and unamortized/unaccreted premium/(discount) (1,505) 1,430 (0.2%)
Total mortgage loan: (including unamortized unaccreted premium (discount)) s t 183,459 19,8%
Semior Mies
6.25% senior notes (7) 01/150017 6.250% * — s 101,403 —
6 00% . senior notes (8) 09/150017 6.000% — 116,998 — %
3.75% senior notes 11/150022 3.750% 300,000 300,000 23.3%
3.81% series A senior notes 05/11/2026 3.810% 100,000 — 7.7%
3.91% series B senior notes 08/11/2026 3.910% 100,000 — 7.8%
Total senior notes 7.57 years 3.79% s 500,000 $ 518,401 38,8%
Unamortized deferred financing costs and unamortized unaccreted premium/(discount) (3,882) (3,029) (0.3%)
Total senior notes (including unamortized deferred financing costs and unamortized unaccreted premium (discount)) $ 496,118 $ 515,372 38,5%
See footnotes on following page.

Debt Instru Debt Instrument Maturity Date Rate September 30. 2016 December 31, 2015 Percent of Overall Debt Maturing Term Loans $250MM Term Loan ™ 02/13/2019 2.618% w 1 250,000 1 250,000 19.4% $300MM Tenn Loan (10) (14) 12/02/2020 1MTH LIBOR 1.10% 225.000 225,000 17.5 % Total term loans 3.22 years 2.15% (6) S 475,000 S 475,000 36.9 % Unamortized deferred financing costs (2,545) (3,109) (0.2)% Total term loans (including unamortized deferred financing costs and unamortized unaccreted premium (discount)) S 472,455 S 471,891 36.7 % Revolving credit facility $850MM Line of Credit(12) 02/01/2021 1MTH LIBOR +1.00% $ 65,000 $ 96,000 5.0 % Total revolving credit facility 4.34 years 1,53% s s 96,000 Total debt 5 ,60 years(13) s 1,297,224 s 1,371,430 100.7% Unarnortized deferred financing costs and unamortized unaccreted premium/ (discount) (7,932) (4,708) (0.1)% Total debt (including unamortized, unaccreted premium (discount)) s 1,289,292 s 1,366,722 100.0% Senior Debt Ratings Moody’s Baa2 (Stable) Baa2 (Stable) S&P BBB (Stable) BBB (Stable) Note: Amounts shown above reflect 100% of the joint venture balance sheet and income statement line items, unless otherwise specified. (1) Excludes other investments in unconsolidated joint ventures and advances to unconsolidated joint ventures totaling $1.7 million (2) Interest expense includes amortization of deferred financing costs. (3) Represents the company’s prorata share of the respective financial measure. These measures are calculated by multiplying the company’s stated ownership percentage in each investee by the applicable financial measure derived from the investee’s underlying financial statements. The company does not control these unconsolidated investees, and the inclusion of these measures with the company’s consolidated financial measures may not accurately depict the legal and economic implications of holding a noncontrolling interest in the applicable investee. CoInvestment Partner Debt Instrument Equity One’s Ownership (1) Maturity Date Rate(1) Balance as of September 30, 2016 Balance as of December 31, 2015 Mortgage Debt New York Common Retirement Fund Equity One JV Sub CT Path LLC 30.0% 01/01/2019 5.74% 8.452 8,793 New York Common Retirement Fund Equity One JV Sub North borough LLC 30.0% 02/10/2021 4.18% 65,373 66.440 New York Common Retirement Fund Equity One JV Sub Riverfront Plaza LLC 30.0% 10/10/2023 4.54% 24,000 24,000 New York Common Retirement Fund Equity One JV Sub Grove LLC (2) 30.0% 12/23/2023 4.18% 22,500 22.500 New York Common Retirement Fund Equity One Country Walk LLC 30.0% 11/5/2025 3.91% 16.000 16,000 New York Common Retirement Fund Equity One JV Sub Veranda LLC 30.0% 11/5/2025 3.86% 9.000 9.000 Unamortized deferred financing costs and premium net 3) (546) {563) Total debt S 144,779 $ 146,175 Equity One’s prorata share of unconsolidated joint venture debt(4) S 43,434 $ 43,853 Equity One’s equity interest and rate in effect on September 30, 2016. The loan bears interest at a floating rate of LIBOR + 1.35%, which has been swapped to a weighted average fixed rate of 4.18%. The fair value of the swap at September 30, 2016 was a liability of approximately $2.7 million. Net unamortized deferred financing costs and premium is the total for all loans. Represents the company’s prorata share of the respective financial measure. These measures are calculated by multiplying the company’s stated ownership percentage in each investee by the applicable financial measure derived from the investee’s underlying financial statements. The company does not control these unconsolidated investees, and the inclusion of these measures with the company’s consolidated financial measures may not accurately depict the legal and economic implications of holding a noncontrolling interest in the applicable investee. SCHEDULE 6.1.(h) Litigation None. (1) Effective interest rates are calculated in accordance with US GAAP, as of the quarter end. and include the impact of debt premium/(discount) amortization, issuance cost amortization, interest rate swaps, and facility and unused fees. (2) Underlying debt is LIBOR+1.50%; however, an interest rate swap is in place to fix the interest rate on $28.1 million or this debt at 3.696% through maturity. Contractual rate represents the weighted average contractual rate, including the swap. (3) Underlying debt is LIBOR+1.50%; However, an interest rate swap is in place to fix the interest rate at 2.303% through maturity. Contractual rate represents a blended contractual terms, including the swap. (4) Underlying debt is LIBOR+1.70%; however, an interest rate swap is in place to fix the interest rate at 3.190% through maturity. Contractual rate represents a blended contractual terms, including the swap. (5) Effective July 1, 2016, Seminole Shoppes was deconsolidated upon conversion to a tenancyinoommon. The debt remains outstanding and is now included in the Summary of Unconsolidated Debt. (6) Effective July 7, 2016, the interest rate on the underlying debt is LIBOR+ 0.95%, with an interest rate swap in place to fix the interest rate on the entire $265,000 Term Loan balance at 2.00% through maturity. (7) Rate apples to drawn balance only. Additional annual facility fee of 0.15% applies to entire $800 million Nine of credit. Maturity is subject to two additional sixmonth periods at the Company’s option. (2) In August 2016. the company defeased the mortgage loan. (3) The loan balance bears interest at a floating rate of 1month LIBOR + 1.35%. The effective interest rate on September 30, 2016 was 1.873%. (4) In June 2016, in order to effectuate a substitution of collateral, the company repaid the mortgage loan secured by Talega Village Center Concurrently, with the repayment of the Talega Village Center mortgage loan, the company entered into a new mortgage loan secured by Circle Center West wrhich cames the same terms as the previous Talega Village Center mortgage loan. (5)The stated loan maturity date is October 1, 2036; how ever, both the lender and the borrower have the right to exercise a call or early prepayment, respectively, on each of October 1, 2021, October 1, 2026 and October 1, 2031. It is deemed likely this night will be exercised and the shown maturity date is therefore October 1, 2021. (6) Calculated based on weighted average interest rates of outstanding balances at September 30, 2016. (7) In February 2016, the company redeemed its 6.25% senior notes In July 2016, the company redeemed its 6 00% senior notes (9)The interest rate for the $250.0 million term loan has been swapped to a fixed interest rate through three interest rate swaps The indicated interest rate for the term loan and the weighted average interest rate for all debt instruments includes the effect of the swaps. As of September 30, 2016, the fair value of the company’s interest rate swaps was a liability of $4.0 million which is included in accounts payable and accrued expenses in its condensed consolidated balance sheet As of December 31, 2015. the fair value of one of the company’s interest rate swaps consisted of an asset of $217.000. which is included m other assets in its condensed consolidated balance sheet while the fair value of the two remaining interest rate swaps consisted of a liability of S2.0 million, which is included m accounts payable and accrued expenses m its condensed consolidated balance sheet. Under the delayed draw term loan facility, the company may borrow up to $300.0 million m aggregate m one or more borrowings at any tune prior to December 2, 2016. At the company’s request, the principal amount of the term loan may be increased up to an aggregate of S500.0 million subject to the availability of additional commitments from lenders. This term loan bean interest at a floating rate of 1MTH LIBOR 1 10% and the effective rate on September 30, 2016 was 1.623%. (11) The effective fixed interest rate on September 30. 2016. (12) In September 2016. the company closed on an $850.0 million revolving credit facility which replaced its $600.0 million revoking credit facility. (13) Weighted average maturity m years and weighted average interest rate as of September 30, 2016 excludes the revolving credit facility which expires on February 1, 2021 (14) In October 2016. the company acquired a 153,510 square foot shopping center located in San Carlos. California for $97 0 million and paid $3.4 million to the seller for the prepayment penalty on die existing mortgage loan encumbering the property that was not assumed m the acquisition In connection with this transaction, the company is drawing the remaining $75.0 million under its $300 0 million delayed draw term loan facility

BALANCE SHEETS & STATEMENTS OF OPERATIONS OF UNCONSOLIDATED JOINT VENTURES
September 30, 2016 (unaudited)
(dollars in thousands)

BALANCE SHEETS OF UNCONSOLIDATED JOINT VENTURES

			As of September 30, 2016				
Co-Investment Partner	EQY Ownership Interest	Type	Total Assets	Total Debt	Total Equity	Pro-Rata Share Total Debt [3]	Investment in Joint Venture [1]
DRA Advisors	20.0%	Retail/Office	$ 19,251	$ —	$ 18,732	$ —	$ 3,746
New York Common Retirement Fund	30.0%	Retail	297,712	144,779	127,879	43,434	37,991
Rider Limited Partnership	50.0%	Office	38,938	—	38,224	—	19,112
Total			$ 355,901	$ 144,779	$ 184,835	$ 43,434	$ 60,849

STATEMENTS OF OPERATIONS OF UNCONSOLIDATED JOINT VENTURES

			For the three months ended September 30, 2016						
Co-Investment Partner	EQY Ownership Interest	Type	Total Revenues	Property Operating Expenses	Depreciation/ Amortization	Interest Expense [2]	Net Income	Cash NOI	Pro-Rata Share of Cash NOI [3]
DRA Advisors	20.0%	Retail/Office	$ 505	$ 345	$ 192	$ —	$ 33	$ 91	$ 18
New York Common Retirement Fund	30.0%	Retail	7,253	2,468	2,206	1,569	977	4,722	1,417
Rider Limited Partnership	50.0%	Office	1,549	368	303	—	875	1,169	585
Total			$ 9,307	$ 3,181	$ 2,701	$ 1,569	$ 1,885	$ 5,982	$ 2,020

			For the nine months ended September 30, 2016						
Co-Investment Partner	EQY Ownership Interest	Type	Total Revenues	Property Operating Expenses	Depreciation/ Amortization	Interest Expense [2]	Net Income	Cash NOI	Pro-Rata Share of Cash NOI [3]
DRA Advisors	20.0%	Retail/Office	$ 1,604	$ 971	$ 565	$ —	$ 138	$ 349	$ 70
New York Common Retirement Fund	30.0%	Retail	21,447	7,048	6,877	4,719	2,685	14,068	4,220
Rider Limited Partnership	50.0%	Office	4,579	1,128	889	—	2,551	3,303	1,652
Total			$ 27,630	$ 9,147	$ 8,331	$ 4,719	$ 5,374	$ 17,720	$ 5,942

(2) Interest expense includes amortization of deferred financing costs.

STATEMENTS OF OPERATIONS OF UNCONSOLIDATED JOINT
VENTURES For the three months ended September 30, 2016
Co-Investment Partner EQY Ownership Interest Type Total
Revenues Property
Operating
Expenses Depreciation/
Amortization Interest
Expense Net Income Cash NOI Pro-Rata Share of Cash NOI (3)
DRA Advisors 20.0% Retail/Office 5 505 $ 345 $ 192 S —$ 33 $ 91 $ 18
New York Common Retirement Fund 30.0% Retail 7,253 2.468 2,206 1,569 977 4,722 1,417
Rider Limited Partnership 500% Office 1,549 368 303 — 575 1,169 585
Total 5 9,307 $ 3,181 $ 2.701 S 1,569 $ 1,855 $ 5,982 $ 2,020
For the nine months ended September 30, 2016
Co-Investment Partner EQY Ownership Interest Type Total
Revenues Property
Operating
Expenses Depreciation/
Amortization Interest
Expense(2) Net
Income Cash NOI Pro-Rata Share of Cash NOI (3)
DRA Advisors 20.0% Retail/Office s 1,601 $ 971 $ 565 S — $ 138 $ 349 $ 70
New York Common Retirement Fund 30.0% Retail 21,447 7,048 6,877 4,719 2.655 14,068 4,220
Rider Limited Partnership 500% Office 4,579 1.128 889 — 2,551 3,303 1,652
Total s 27,630 $ 9,147 $ 8,331 S 4,719 $ 5,374 $ 17,720 s 5 942
Note: Amounts shown above reflect 100% of the joint venture balance sheet and income statement line items, unless otherwise specified.
(1) Excludes other investments in unconsolidated joint ventures and advances to unconsolidated joint ventures totaling $1.7 million (2) Interest expense includes amortization of deferred financing costs.
(3) Represents the company’s pro-rata share of the respective financial measure. These measures are calculated by multiplying the company’s stated ownership percentage in each investee by the applicable financial measure derived from the investee’s underlying financial statements. The company does not control these unconsolidated investees, and the inclusion of these measures with the company’s consolidated financial measures may not accurately depict the legal and economic implications of holding a noncontrolling interest in the applicable investee.
Co-Investment Partner Debt Instrument Equity One’s Ownership (1) Maturity Date Rate(1) Balance as of September 30, 2016 Balance as of December 31, 2015
Mortgage Debt
New York Common Retirement Fund Equity One JV Sub CT Path LLC 30.0% 01/01/2019 5.74% 8.452 8,793
New York Common Retirement Fund Equity One JV Sub North borough LLC 30.0% 02/10/2021 4.18% 65,373 66.440
New York Common Retirement Fund Equity One JV Sub Riverfront Plaza LLC 30.0% 10/10/2023 4.54% 24,000 24,000
New York Common Retirement Fund Equity One JV Sub Grove LLC (2) 30.0% 12/23/2023 4.18% 22,500 22.500
New York Common Retirement Fund Equity One Country Walk LLC 30.0% 11/5/2025 3.91% 16.000 16,000
New York Common Retirement Fund Equity One JV Sub Veranda LLC 30.0% 11/5/2025 3.86% 9.000 9.000
Unamortized deferred financing costs and premium net 3) (546) {563)
Total debt S 144,779 $ 146,175
Equity One’s pro-rata share of unconsolidated joint venture debt(4) S 43,434 $ 43,853
Equity One’s equity interest and rate in effect on September 30, 2016.
The loan bears interest at a floating rate of LIBOR + 1.35%, which has been swapped to a weighted average fixed rate of 4.18%. The fair value of the swap at September 30, 2016 was a liability of approximately
$2.7 million.
Net unamortized deferred financing costs and premium is the total for all loans.
Represents the company’s pro-rata share of the respective financial measure. These measures are calculated by multiplying the company’s stated ownership percentage in each investee by the applicable financial measure derived from the investee’s underlying financial statements. The company does not control these unconsolidated investees, and the inclusion of these measures with the company’s consolidated financial measures may not accurately depict the legal and economic implications of holding a noncontrolling interest in the applicable investee.

SCHEDULE 6.1.(h)

Litigation

None.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	Regency Centers, L.P.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Term Loan Agreement dated as of , 2017 among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.        Trade Date:                                                                  ]10

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Commitment”, etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and][13] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCATION, as Administrative Agent

By:
Name:
Title:

[Consented to:][14]

REGENCY CENTERS, L.P.

By:	Regency Centers Corporation, its sole general partner

By:
Name:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

[                    ]15

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

                1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 6.1(j) thereof or of the most recent financial statements delivered pursuant to Section 8.1 or 8.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a

[15]	Describe Credit Agreement at option of Administrative Agent.

Annex 1-1

Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed, and to be fully performed, in such state.

Annex 1-2

EXHIBIT B

FORM OF GUARANTY

THIS GUARANTY dated as of             , 2017 (the “Guaranty”) executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Term Loan Agreement dated as of             , 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation (the “Parent”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Lenders (the Administrative Agent and the Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Guarantied Parties on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Lenders making such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.    Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent or any Guarantied Party under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans and the payment of all interest, Fees, charges, reasonable attorneys’ fees and other amounts payable to the Administrative Agent or any Guarantied Party thereunder or in connection therewith (including, to the extent permitted by

Applicable Law, interest, Fees and other amounts that would accrue and become due after the filing of a case or other proceeding under the Bankruptcy Code (as defined below) or other similar Applicable Law but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding); (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all other Obligations; and (d) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any of the Guarantied Parties in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder.

Section 2.    Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Administrative Agent or the Guarantied Parties shall be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent or any Guarantied Party which may secure any of the Guarantied Obligations.

Section 3.    Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)    (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)    any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)    any furnishing to the Administrative Agent or the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d)    any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)    any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g)    any nonperfection or impairment of any security interest or other Lien on any collateral securing in any way any of the Guarantied Obligations;

(h)    any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Administrative Agent or the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i)    any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j)    any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any of the Guarantied Parties;

(k)    any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;

(l)    any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.    Action with Respect to Guarantied Obligations. The Administrative Agent and the Guarantied Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Administrative Agent and the Guarantied Parties shall elect.

Section 5.    Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6.    Covenants. Each Guarantor will comply with all covenants which the Borrower and/or the Parent are to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7.    Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.    Inability to Accelerate Loan. If the Administrative Agent and/or the Guarantied Parties are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.    Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any of the Guarantied Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such Guarantied Party.

Section 10.    Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11.    Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Administrative Agent and the Guarantied Parties such additional amount as will result in the receipt by the Administrative Agent and the Guarantied Parties of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.    Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Administrative Agent, each Lender and any of their respective Affiliates, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or any Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13.    Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.    Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the Guarantied Parties shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 17.    WAIVER OF JURY TRIAL.

(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY

ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)    EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY PARTY OR THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18.    Loan Accounts. The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error. The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19.    Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any of the Guarantied Parties in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any of the Guarantied Parties of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.    Termination. This Guaranty shall remain in full force and effect until the termination of the Credit Agreement in accordance with Section 12.11. of the Credit Agreement.

Section 21.    Successors and Assigns. Each reference herein to the Administrative Agent or the Guarantied Parties shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 12.9. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Administrative Agent or any Lender to any Eligible Assignee or Participant (or any prospective Eligible Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of the Administrative Agent and all Guarantied Parties and any such assignment or other transfer to which the Administrative Agent and all of the Guarantied Parties have not so consented shall be null and void.

Section 22.    JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23.    Amendments. This Guaranty may not be amended except in a writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Administrative Agent and each Guarantor.

Section 24.    Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Eastern time on the date of demand therefor.

Section 25.    Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26.    Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.    Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.    Limitation of Liability. Neither the Administrative Agent nor any of the Guarantied Parties, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any of the Guarantied Parties, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any of the Guarantied Parties or any of the Administrative Agent’s or of any Guarantied Parties’, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29.    Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 8.5 of the Credit Agreement.

Section 30.    Right of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Obligations have been paid in full and the Commitments have expired or terminated. Subject to Section 10 of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guarantied Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.

Section 31.    Definitions. (a) For the purposes of this Guaranty:

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Ratable Share” means, for any Guarantor in respect of any payment of Guarantied Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guarantied Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(b)    Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTORS]

By:
Name:
Title:

Address for Notices:

c/o Regency Centers Corporation
One Independent Drive, Suite 114
Jacksonville, Florida 32202-5019
Attention: Chief Financial Officer
Telecopy Number: (904) 354-1832
Telephone Number: (904) 598-7608

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of             , 20    , executed and delivered by                                         , a                                          (the “New Guarantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Term Loan Agreement dated as of             , 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Lenders (the Administrative Agent and the Lenders, collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Accession Agreement is a condition to the Administrative Agent and the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1.    Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of             , 2017 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Administrative Agent and the other Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)    irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)    makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)    consents and agrees to each provision set forth in the Guaranty.

Section 2.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.    Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o

Attn:
Telecopy Number:
Telephone Number:

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF BORROWING

            , 20

Wells Fargo Bank, National Association

Minneapolis Loan Center

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Telecopier:    866-968-8676

Telephone:    612-316-0117

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of             , 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.2. of the Credit Agreement, the Borrower hereby requests that the Lenders make the Term Loans to the Borrower in an aggregate principal amount equal to $ [1].

2.	The Borrower requests that such Loans be made available to the Borrower on , 20 [2].

3.	The Borrower hereby requests that such Loans be of the following Type:

[Check one box only]

☐	Base Rate Loan
☐	LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐	one month
☐	three months
☐	six months

[1]	The Term Loans shall be in an aggregate principal amount equal to $300,000,000.
[2]	The Term Loans shall be made available to the Borrower on the Effective Date.

C-1

[The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Loans, and after making such Loans, (a) no Default or Event of Default exists as of or immediately following the Effective Date or would exist immediately after giving effect to the Transactions and (b) the Specified Representations and Specified Merger Agreement Representations are true and correct in all respects.]3

-or-

[The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Loans, and after making such Loans, (a) no Default or Event of Default exists or would exist; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct except to the extent that such representations and warranties expressly relate solely to an earlier date and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Article V. of the Credit Agreement will have been satisfied at the time such Loans are made.]4

REGENCY CENTERS, L.P.

By:	Regency Centers Corporation, its general partner

By:
Name:
Title:

[3]	Language to be used for the borrowing of the Term Loan on the Effective Date.
[4]	Language to be used for borrowings pursuant to Section 2.13.

C-2

EXHIBIT D

FORM OF NOTICE OF CONTINUATION

            , 20

Wells Fargo Bank, National Association

Minneapolis Loan Center

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Telecopier:    866-968-8676

Telephone:    612-316-0117

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of             , 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.9. of the Credit Agreement, the Borrower hereby requests a Continuation of LIBOR Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The requested date of such Continuation is , 20 .

2.	The aggregate principal amount of the Loans subject to the requested Continuation is $ and the portion of such principal amount subject to such Continuation is $ .

3.	The current Interest Period of the Loans subject to such Continuation ends on , 20 .

4.	The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐	one month
☐	three months
☐	six months

[Continued on next page]

D-1

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, (a) no Default or Event of Default exists or will exist; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.

REGENCY CENTERS, L.P.

By:	Regency Centers Corporation, its general partner

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF NOTICE OF CONVERSION

            , 20

Wells Fargo Bank, National Association

Minneapolis Loan Center

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Telecopier:    866-968-8676

Telephone:    612-316-0117

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of             , 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10. of the Credit Agreement, the Borrower hereby requests a Conversion of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The requested date of such Conversion is , 20 .

2.	The Type of Loans to be Converted pursuant hereto is currently:

[Check one box only]

☐	Base Rate Loan
☐	LIBOR Loan

3.	The aggregate principal amount of the Loans subject to the requested Conversion is $ and the portion of such principal amount subject to such Conversion is $ .

[Continued on next page]

4.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

☐	Base Rate Loan
☐	LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐	one month
☐	three months
☐	six months

[Continued on next page]

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and after giving effect to such Conversion, (a) no Default or Event of Default exists or will exist; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.

REGENCY CENTERS, L.P.

By:	Regency Centers Corporation, its general partner

By:
Name:
Title:

EXHIBIT F

FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: Regency Centers, L.P.

Administrative Agent: Wells Fargo Bank, National Association

Loan: Loan number [ ] made pursuant to that certain “Credit Agreement” dated as of , 2017 between Borrower, Administrative Agent, Wells Fargo Securities, LLC and Lenders, as amended from time to time

Effective Date: , 2017

Check applicable box:

☐       New – This is the first Disbursement Instruction Agreement submitted in connection with the Loan.

☐       Replace Previous Agreement – This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter;

(2)	to designate an individual or individuals with authority to request disbursements of funds from Restricted Accounts (as defined in the Terms and Conditions attached to this Agreement), if applicable; and

(3)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Disbursement of Loan Proceeds at Origination/Closing
Closing Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement ”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS AT ORIGINATION/CLOSING

Permitted Wire Transfers: Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS AT ORIGINATION/CLOSING

Direct Deposit: Disbursement Requests for the Closing Disbursement(s) to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination
Subsequent Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement ”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT WIRE TRANSFERS ANTICIPATED

Permitted Wire Transfers: Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO WFB ACCOUNTS ANTICIPATED

Direct Deposit: Disbursement Requests for Subsequent Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

REGENCY CENTERS, L.P.

By:	Regency Centers Corporation, its sole general partner

By:
Name:
Title:

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.

“Receiving Bank” means the financial institution where a Receiving Party maintains its account.

“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

“Restricted Account” means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing.    Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

CLOSING EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

SUBSEQUENT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

EXHIBIT G

FORM OF NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, REGENCY CENTERS, L.P. (the “Borrower”) hereby unconditionally promises to pay to the order of                      (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of                      AND     /100 DOLLARS ($        ), or such lesser amount as may be the then outstanding and unpaid balance of Term Loan made by the Lender to the Borrower pursuant to, and in accordance with the terms of, the Credit Agreement.

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Note (this “Note”) is one of the “Notes” referred to in the Term Loan Agreement dated as of                     , 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Term Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the Loans upon the occurrence of certain specified events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date written above.

REGENCY CENTERS, L.P.

By:	Regency Centers Corporation, its general partner

By:
Name:
Title:

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EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Term Loan Agreement dated as of             , 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation (the “Parent”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to [Section 5.1.(a)(viii)] [Section 8.3.] of the Credit Agreement, the undersigned Chief Financial Officer of the Parent hereby certifies, on behalf of the Parent, to the Administrative Agent and the Lenders that:

1.    (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of [the Borrower, the Parent and its other Subsidiaries as of, and during the relevant accounting period ending on,             , 20     and]1 [the Borrower, the Parent, Equity One and their other respective Subsidiaries, on a pro forma combined basis, as of and during the relevant accounting period ending on, December 31, 2016 and]2 (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default [except as set forth on Attachment A hereto, which specifies such Default or Event of Default and its nature, when it occurred and the steps that the Parent is taking (or is planning to take) with respect to such event, condition or failure.]

2.    Schedule 1 attached hereto accurately and completely sets forth in reasonable detail the calculations [on a pro forma combined basis for the Borrower’s and Equity One’s fiscal quarter ending December 31, 2016]3 required to establish compliance with the financial covenants contained in Section 9.1. of the Credit Agreement on the date of the financial statements for the accounting period set forth above.

3.    [(a) No Default or Event of Default exists as of or immediately following the Effective Date or exists immediately after giving effect to the Transactions and (b) the Specified Representations and Specified Merger Agreement Representations are true and correct in all respects.]4

[1]	Bracketed language to be used in Compliance Certificates except the Compliance Certificate delivered in connection with the borrowing on the Effective Date.
[2]	Bracketed language to be used in Compliance Certificate delivered in connection with the borrowing on the Effective Date.
[3]	Bracketed language to be used in Compliance Certificate delivered in connection with the borrowing on the Effective Date.
[4]	Bracketed language to be used in Compliance Certificate delivered in connection with the borrowing on the Effective Date.

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-or-

3.    [(a) No Default or Event of Default exists [except as set forth on Attachment A hereto], and (b) the representations and warranties of the Borrower and the other Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects), except to the extent such representations or warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents.]5

4.    Schedule 2 attached hereto includes (i) a reasonably detailed list of all Properties included in the calculations of Unencumbered NOI and Unencumbered Asset Value for the fiscal period covered by this Compliance Certificate, (ii) statements of Funds From Operations and Recurring Funds From Operations for the fiscal period covered by this Compliance Certificate, and (iii) a report listing Properties acquired in the most recently ended fiscal quarter setting forth for each such Property the purchase price and Net Operating Income for such Property and indicating whether such Property is collateral for any Indebtedness of the owner of such Property that is secured in any manner by any Lien and, if so, a description of such Indebtedness.

IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of             , 20    .

Name:
Title:	Chief Financial Officer of Regency Centers Corporation

[5]	Bracketed language to be used in all Compliance Certificates except the Compliance Certificate delivered in connection with the borrowing on the Effective Date.

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